Form 10-K405, Exhibit 13
period 1996-09-30
GREEN STREET FINANCIAL CORP
filed 1996-12-26
CIK 1005017

GREEN STREET FINANCIAL CORP

                               1996 ANNUAL REPORT




                                    CONTENTS

-----------------------------------------------------------------------------------------------------------------
                                                                                                          Page

Selected Financial Data                                                                                        1

Report to Stockholders                                                                                         2

Management's Discussion and Analysis                                                                      3 - 13

Independent Auditor's Report                                                                                  14

Consolidated Financial Statements of:

   Financial condition at September 30, 1996 and 1995                                                         15
   Income for years ended September 30, 1996, 1995 and 1994                                                   16
   Stockholders' equity for years ended September 30, 1996, 1995 and 1994                                     17
   Cash flows for the years ended September 30, 1996, 1995 and 1994                                      18 - 19

Notes to the Consolidated Financial Statements                                                           20 - 39

Corporate Information                                                                                         40
Common Stock Information                                                                                      40


SELECTED FINANCIAL DATA

                                                                   September 30,
                                           -----------------------------------------------------------
                                                1996        1995        1994        1993        1992
                                           -----------------------------------------------------------
Financial Condition Data:                             (In Thousands, Except per Share Amounts)
   Total assets                            $   176,217 $   151,028 $   150,077 $   163,069 $&$ 160,429
   Investments securities (1)                   51,403      32,174      43,605      51,749      40,777
   Loans receivable, net                       123,148     117,201     105,094     109,499     117,647
   Savings deposits                            111,385     127,483     128,334     143,220     142,361
   Stockholders' equity (2)                     62,180      22,230      20,453      18,643      16,818
   Book value per share                          14.47         -           -           -           -

                                                             Years Ended September 30,
                                            -----------------------------------------------------------
                                                 1996        1995        1994        1993        1992
                                            -----------------------------------------------------------
Operating Data:                                  (Dollars in Thousands, Except Per Share Amounts)
   Interest and dividend income            $    12,583 $    11,124 $    10,325 $    11,351 $    12,785
   Interest expense                              6,232       6,119       5,489       6,557       8,375
                                           ------------------------------------------------------------
   Net interest income                           6,351       5,005       4,836       4,794       4,410
   Provision for loan losses                        10           -          19          52         113
   Noninterest income                              128         106         145         133         166
   Noninterest expense (3)                       3,300       2,344       2,117       2,020       2,001
                                           ------------------------------------------------------------
   Income before income taxes                    3,169       2,767       2,845       2,855       2,462
   Income tax expense                            1,099         990       1,035       1,030         893
                                           ------------------------------------------------------------
   Net income                              $     2,070       1,777       1,810       1,825       1,569
                                           ============================================================
   Earnings per share (2) (4)              $      0.28 $       -   $       -   $       -   $       -
   Dividends per share (5)                        0.35         -           -           -           -

Selected Other Data:

   Return on average assets                       1.22%       1.21%       1.16%       1.12%        .98%
   Return on average equity                       4.93%       8.29%       9.23%      10.24%       9.77%
   Interest rate spread                           2.50%       2.66%       2.58%       2.48%       2.19%
   Net interest margin                            3.78%       3.42%       3.11%       2.99%       2.79%
   Dividend payout ratio                          1.25%          -           -           -           -

   Average equity to average assets              24.76%      14.57%      12.52%      10.98%      10.04%
   Nonperforming loans to total loans (6)          .25%        .27%        .39%        .35%        .51%

(1)  Includes   interest  earning   deposits,   federal  funds,  and  investment
     securities
(2) On April 3, 1996, Home Federal Savings and Loan Association converted from a federally chartered mutual savings association to a federally chartered stock savings association and became a wholly owned subsidiary of Green Street Financial Corp
(3)  Includes nonrecurring insurance assessment of $792,868 during 1996
(4) Earnings per share is based on earnings from April 3, 1996 to September 30, 1996 divided by the weighted average number of shares outstanding during that period. See Note 1 to the consolidated financial statements.
(5) Dividends per share is based on dividends paid or declared on total outstanding shares
(6)  Nonperforming loans is comprised of loans delinquent 90 days or more

                             Report to Stockholders

Effective April 3, 1996, Home Federal Savings & Loan ("Home Federal") converted from mutual to stock ownership and became the wholly-owned sudsidiary of Green Street Financial Corp, a holding company which was formed in connection with the conversion.

As part of the conversion, Green Street Financial Corp issued 4,298,125 shares of common stock, including shares purchased by the Association's ESOP, to approximately 1,200 stockholders, all of whom were depositors of Home Federal. The offering was significantly oversubscribed and the vote of confidence by the investing community was extremely rewarding.

This first annual report of Green Street Financial Corp reflects the financial results of the Holding Company and Home Federal on a consolidated basis for the year ended September 30, 1996. However, the investment of the conversion proceeds and other Holding Company's operations are reflected only for periods subsequent to its inception on April 3, 1996. The financial amounts for 1995 represent only the results of Home Federal. Consolidated assets at September 30, 1996 were $176.2 million, an increase of $25.2 million over September 30, 1995.

Earnings for the year ending September 30, 1996 were $2,069,646 and represent an increase of $292,640 over 1995. Earnings in 1996 were negatively impacted by federal legislation to recapitalize the Savings Association Insurance Fund
(SAIF) signed into law on September 30, 1996. As a result of this legislation, Home Federal was assessed a one time charge of $792,868, or $517,985 on an after tax basis. By recording this SAIF assessment in the fourth quarter of the 1996 fiscal year, future earnings of the Corporation should be enhanced due to expected lower deposit insurance premiums. Green Street Financial Corp declared dividends of $1,417,244, or $0.35 per share in the year ending September 30, 1996.

On behalf of the Board of Directors and Employees, I wish to thank you for your support and confidence. The trust that you have placed in us through your investment is gratifying, and we pledge our efforts to enhance the value of your stock through the safe and sound operation of the Corporation.

Sincerely,



/s/H. D. Reaves, Jr.
H. D. Reaves, Jr.
President

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------






                                     General

Green Street Financial Corp (the "Corporation") was incorporated under the laws of the State of North Carolina for the purpose of becoming the savings and loan holding company of Home Federal Savings and Loan (the "Association" or "Home Federal") in connection with the Association's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, pursuant to its Plan of Conversion. The Corporation was organized in December 1995 to acquire all of the common stock of Home Federal upon its conversion to stock form. A subscription and community offering of the Corporation's shares closed on April 3, 1996, at which time the Corporation acquired all of the shares of the Association and commenced operations.

In accordance with the Plan of Conversion, the Corporation issued common stock of $42,981,250 (including $2,600,000 in shares purchased by the ESOP), and received proceeds of $39,126,861, net of conversion costs. The Corporation transferred $20,863,430 of the net proceeds to Home Federal for the purchase of all of the capital stock of the Association.

The Corporation has no operations and conducts no business of its own other than owning Home Federal, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Association is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Association's primary market area of Cumberland and Robeson counties in North Carolina.

Home Federal's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Association's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Association's principal operating expenses, aside from interest expense, consist of compensation and associated benefits, federal deposit insurance premiums, occupancy costs, advertising, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1996, 1995 and 1994, and changes in financial position for the years ended September 30, 1996 and 1995, respectively.

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

        Comparison of Financial Condition at September 30, 1996 and 1995

Total consolidated assets increased by $25.2 million during 1996, from $151.0 million at September 30, 1995 to $176.2 million at September 30, 1996. The increase resulted primarily from the net proceeds received from the Corporation's stock offering which closed on April 3, 1996 and resulted in a $39.1 million increase in capital. Of the proceeds received in the Conversion, approximately $9.5 million was withdrawn from existing deposit accounts.

Investments, including short term interest-earning deposits, federal funds sold, and U.S. Treasury and agency obligations increased by $19.2 million, primarily as a result of investing the proceeds received from the stock offering. Funds generated from operations also provided a source for additional investments.

Loans receivable increased by approximately $5.9 million during 1996 to $123.1 million at September 30, 1996. The markets in which the Association operates have experienced consistent growth in recent years, and although diversification of the economic base continues to occur, the local economies remain dependent on the large military installations situated in the Association's lending markets.

Savings deposits decreased by approximately $16.1 million during 1996 and totaled $111.4 million at September 30, 1996. Approximately $9.5 million of the decrease is attributable to the withdrawal of deposits by account holders to purchase shares of common stock of the Corporation in the Conversion. Due to its liquidity, as evidenced by the substantial amount of short-term interest earning deposits invested throughout 1996, the Association elected not to agressively price certain higher cost certificates of deposit accounts and allowed such deposits to leave the Association upon renewal. As a result, the Association was able to lower its cost of funds from 5.48% at September 30, 1995 to 4.95% at September 30, 1996.

The Corporation had no outstanding borrowings during 1996 or 1995. However, the Association has borrowing capacity through the Federal Home Loan Bank of Atlanta.

The Corporation's return on average assets was 1.22% and 1.21%, and its return on average equity was 4.93% and 8.29%, for 1996 and 1995, respectively. The return on average assets in 1996 would have been 1.55% had the Association not been required to expense the special SAIF assessment during 1996. The decline in the return on average equity from 1995 to 1996 was due primarily to the proceeds received from the stock offering and resulting increase in equity, and to a lesser extent, the special SAIF assessment that the Association was required to expense during 1996. The passage of the "Deposit Insurance Funds Act of 1996" was undertaken to recapitalize the SAIF insurance fund of the FDIC and required a one time assessment to the Association of 65.7 basis points of its assessable deposit base as of March 31, 1995. The expense recorded for this special assessment amounted to $792,868 (See Note 7 to the consolidated financial statements).

The Association is required to meet certain capital requirements as established by the OTS. At September 30, 1996, the Association's capital was significantly in excess of regulatory capital requirements (See Note 14 to the consolidated financial statements).

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

             Comparison of Operating Results for 1996, 1995 and 1994

Net Income

Net income for the years ended September 30, 1996, 1995 and 1994 was $2.1 million, $1.8 million and $1.8 million, respectively. Net income in 1996 would have been approximately $500,000 higher than the earnings reported without the expense associated with the special assessment that occurred as a result of the Federal legislation to recapitalize the Savings Association Insurance Fund
(SAIF). Earnings on the invested proceeds from the stock offering had a significant positive impact on net interest income and net income during 1996.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. See the table on page 9 which details the average balances, yields and costs of interest earning assets and interest bearing liabilities and the rate/volume table on page 10 which explains the changes in interest income, interest expense, and net interest income attributable to changes in volume and interest rates during 1996, 1995 and 1994.

Net interest income increased by $1,345,722 or 26.9% to $6,350,730 for the year ended September 30, 1996 from $5,005,008 reported in 1995. Net interest income amounted to $4,835,827 in 1994. The increase in net interest income during 1996 was attributable to an increase in the average balance of interest earning assets due to the proceeds received from the stock offering. The average balance of interest earning assets increased by approximately $21.7 million from 1995 to 1996. The increase in interest earning assets allowed net interest income to increase even though the Association's net interest rate spread decreased slightly from 2.66% in 1995 to 2.50% in 1996. Net interest income increased by $169,181 from 1994 to 1995 primarily due to a $2.2 million increase in the average balance of net interest earning assets. During 1994, net interest income increased by approximately $42,000 primarily due to a decline in the Association's cost of funds on deposits, which more than offset declines in the yield and average balance of the loans outstanding.

Interest Income

Total interest income increased to $12,582,992 for 1996 from $11,123,601 in 1995, an increase of $1,459,391 or 13.1%. The increase in interest income during 1996 was attributable to a $21.7 million increase in the average balance of interest earning assets due to the proceeds received from the stock offering. The Association's overall yield on interest earning assets declined slightly during 1996, from 7.59% in 1995 to 7.48% in 1996. During 1995, interest income increased by approximately $799,000. Short term market rates, which increased from 3.62% in 1994 to 5.72% in 1995, had a far greater impact on the increase in interest income during the period than did changes in the volume of interest earning assets. Interest income decreased during 1994 by approximately $1,026,000 and was impacted by both decreases in yields on loans and a decline in the average balance of loans outstanding.

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Interest Expense

Total interest expense increased to $6,232,262 in 1996 from $6,118,593 in 1995, an increase of $113,669 or 1.9%. The increase in cost of funds on longer term certificate of deposits more than offset declines in the Association's cost of funds on passbook and transaction accounts during 1996. The Association's average balance of deposits increased slightly during 1996 and had an immaterial impact on the increase in interest expense. Home Federal's cost of funds was 4.98% in 1996 as compared to 4.93% in 1995. During 1995, interest expense increased by approximately $630,000 due primarily to increases in the Association's cost of funds, which increased from 4.06% in 1994 to 4.93% in 1995. Interest expense declined by approximately $1,068,000 during 1994 due to a both a decrease in the balance of average outstanding deposits and a decline in cost of funds.

Provision For Loan Losses

The Association's provision for loan losses amounted to $10,073, $-0- and $18,601 for the years ended September 30, 1996, 1995 and 1994, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Home Federal's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged-off against the allowance when management believes that collectibility is unlikely. An evaluation to increase the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

The Association's level of nonperforming loans, defined as loans past due 90 days or more, are relatively insignificant as percentage of total loans outstanding and amounted to .25%, .27% and .39% at September 30, 1996, 1995 and 1994, respectively. Home Federal had no loans charged-off during the three year period ended September 30, 1996.

Noninterest Income

Noninterest income amounted to $127,943, $105,906 and $145,434 in 1996, 1995 and 1994, respectively. Noninterest income consists primarily of service charges and fees associated with the Association's loan and savings accounts as well as income from insurance commissions and rental of office space.

Noninterest Expense

Noninterest expense consists primarily of operating expenses for compensation and associated benefits, occupancy, federal insurance premiums and operating assessments, advertising costs, and data processing charges as well as expenses associated with general administration. Noninterest expenses amounted to $3,300,001, $2,343,505 and $2,117,283 in 1996, 1995 and 1994, respectively.
During 1996, the Association accrued and expensed $792,868 for a special assessment required to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC. Without such charge, noninterest expense for 1996 would have been $2,507,133, or approximately 7.0% higher than in 1995.

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Noninterest Expense (Continued)

Compensation and employee benefits increased by $94,303 during 1996 from $1,364,132 in 1995 to $1,458,435 in 1996. The primary cause for the increase was the expense associated with forming the ESOP during 1996. Compensation and employee benefits increased by $226,647 during 1995 from $1,137,485 in 1994 primarily as a result of discretionary bonuses approved by the Board during 1995. Deposit insurance, excluding the special assessment in 1996, fluctuates with the level of deposits outstanding during the periods. Occupancy, advertising and data processing charges did not change significantly during the three year period ended September 30, 1996. Increases in other general administrative expense during 1996 were attributable to various costs associated with operating as a public company. It is expected that noninterest expense will remain above pre-conversion levels as a result of additional benefit plans and other costs associated with operating as a public company. Expected reductions in deposit insurance premiums are anticipated to only partially offset these expected higher costs.

For the first three quarters of calendar year 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions insured by the FDIC's Bank Insurance Fund (the "BIF") that were well capitalized and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits. In response to the SAIF/BIF assessment disparity, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996.

The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits will pay a special assessment, subject to adjustment, of 65.7 basis points per $100 of the SAIF-assessable deposits held at March 31, 1995. Based on the foregoing, the Corporation charged $792,868 against pretax earnings for the quarter ended September 30, 1996. The assessment is deductible in the taxable year paid.

Due to the recapitalization of the SAIF, the FDIC proposed on October 8, 1996 to reduce the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. The proposed assessment rates would range from 18 to 27 basis points per $100 of deposits for the last calendar quarter of 1996 and would range from -0- to 27 basis points per $100 of deposits for subsequent assessment periods. However, the Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or achieve the designated reserve ratio of 1.25% per $100 of deposits, except for institutions that are not classified as "well capitalized" or that have moderately severe or unsatisfactory financial, operational, or compliance weaknesses as determined by the FDIC. The Association has not been so classified.

Accordingly, assuming the designated reserve ratio is maintained by the SAIF after collection of the special assessment, the Association will pay substantially lower regular SAIF assessments compared to those paid by the Association in recent years, as long as it maintains its current regulatory status. Beginning January 1, 1997, the rate of deposit insurance assessed the Association is expected to decline by approximately 70%.

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

Noninterest Expense (Continued)

In addition, the Funds Act expanded the assessment base for the payment of interest on FICO bonds, which were issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation, to include the deposits of both BIF and SAIF insured institutions beginning January 1, 1997. Until December 31, 1999, or until such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF insured deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The current estimate of the assessment rate for the payment of the FICO interest is approximately 1.3 basis points for BIF-assessable deposits and 6.4 basis points for SAIF-assessable deposits.

The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, assuming the prior elimination of the thrift charter. The Secretary of the Treasury is required to conduct a study of the relevant factors for the development of a common charter for banks and thrifts and report conclusions and findings to Congress on or before March 31, 1997.

Income Taxes

The Corporation's effective income tax rate was 34.68%, 35.79% and 36.38% in 1996, 1995 and 1994 respectively. The differences in rates were due to changes in the components of permanent tax differences.

                     Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Corporation are primarily monetary in nature and changes in interest rates have a greater impact on the Corporation's performance than do the effects of inflation.

                          Future Reporting Requirements

The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation which the Corporation has not been required to adopt as of September 30, 1996. The Statement, which will be in effect for the Corporation's fiscal year ending September 30, 1997, will require an accounting for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants or awards entered into in fiscal years that begin after December 15, 1995. The Statement allows the Corporation to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the pro forma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement will not change the reporting required for the restricted stock plan, and does not apply to the ESOP plan. In addition, the Statement is not expected to have a material effect on the Corporation's consolidated financial statements because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 as it relates to the stock option plan.

  Average Balances, Interest, Yields and Costs

     The following table sets forth certain information relating to the Corporation's average balance sheets and reflects the average yield on assets indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for t from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused a material


                                                                           Year Ended September 30,
                                             ---------------------------------------------------------------------------------------
                       At September 30, 1996             1996                          1995                          1994
                       --------------------- ---------------------------- ---------------------------  -----------------------------
                                                                  Average                     Average                       Average
                         Actual   Average    Average              Yield/  Average             Yield/    Average             Yield/
                        Balance   Yield/Cost Balance    Interest   Cost   Balance    Interest  Cost     Balance    Interest  Cost
                        -------   ---------- -------    --------   ----   -------    --------  ----     -------    --------  ----
                                                                 (Dollars in Thousands)
 Assets:
  Interest
  earning assets:
    Interest-
      bearing
      deposits          $  35,233    5.79% $  40,508  $   2,206    5.45% $  30,850  $   1,766    5.72% $  49,968  $   1,808    3.62%
    Investments,
      at cost              16,170    7.07%     6,656        480    7.21%     3,416        249    7.29%     1,171         62    5.29%
    Loans receivable      123,148    7.90%   121,024      9,897    8.18%   112,201      9,109    8.12%   104,528      8,455    8.09%
                          -------            -------      -----            -------      -----            -------      -----
  Total interest-
    earning assets        174,551    7.40%   168,188  $  12,583    7.48%   146,467  $  11,124    7.59%   155,667  $  10,325    6.64%
                                                         ------                        ------                        ------
  Non-interest-
    earning assets          1,666              1,322                           701                           858
                          -------            -------                       -------                       -------
         Total          $ 176,217          $ 169,510                     $ 147,168                     $ 156,525
                        =========          =========                     =========                     =========

  Liabilities and
    retained earnings:
  Interest-bearing
    liabilities:
    Passbook accounts   $  14,680    2.75% $  20,068  $     548    2.73% $  15,870  $     576    3.63% $  16,974  $     499    2.94%
    MMDA accounts          13,423    3.98%    14,344        583    4.06%    14,845        622    4.19%    18,088        553    3.06%
    Certificates of
      deposit              83,251    5.36%    90,779      5,101    5.62%    93,281      4,921    5.28%   100,298      4,437    4.42%
                          -------            -------      -----            -------      -----            -------      -----
  Total interest-
    bearing liab11ities   111,354    4.95%   125,191  $   6,232    4.98%   123,996  $   6,119    4.93%   135,360  $   5,489    4.06%
                                                         ------                        ------                        ------
  Non-interest-bearing
    liabilities             2,683              2,354                         1,727                         1,563
  Stockholders' Equity     62,180             41,965                        21,445                        19,602
                           ------             ------                        ------                        ------
         Total          $ 176,217          $ 169,510                     $ 147,168                     $ 156,525
                        =========          =========                     =========                     =========
  Net interest income
    and interest
    rate spread (1)                  2.45%            $   6,351    2.50%            $   5,005    2.66%            $   4,836    2.58%
                                                          =====                         =====                         =====
  Net yield on
    interest-earning
    assets (2)                       4.24%                         3.78%                         3.42%                         3.11%
  Ratio of interest-
    earning assets
    to interest-
    bearing
    liabilities                    156.75%                       134.35%                       118.12%                       115.00%

(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

                                    Rate/Volume Analysis


The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Corporation's interest earning assets and interest bearing liabilities. The table distinguishes between (i) changes in net interest income attributable to volume (changes in volume multiplied by the prior period's interest rate), (ii) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and (iii) mixed changes (changes in volume multiplied by changes in rates).



                                      Year ended September 30,                             Year ended September 30,
                                           1996 vs. 1995                                        1995 vs. 1994
                              -----------------------------------------            -----------------------------------------
                                 Increase (Decrease) Attributable to                  Increase (Decrease) Attributable to
                              -----------------------------------------            -----------------------------------------
                                                       Rate/                                                Rate/
                              Volume       Rate       Volume        Net            Volume       Rate       Volume        Net
                              ------       ----       ------        ---            ------       ----       ------        ---
                                                                  (Dollars in Thousands)
 Interest income on:
 Interest earning deposits   $   553    $    (86)   $    (27)   $    440         $   (692)   $  1,052    $   (402)   $    (42)
 Investments,  at cost           236          (3)         (2)        231              119          23          45         187
 Loans receivable                716          66           6         788              621          31           2         654
                             -------    --------    --------    --------         --------    --------    --------    --------
    Total interest income on
      interest-earning assets  1,505         (23)        (23)      1,459               48       1,106        (355)        799
                             -------    --------    --------    --------         --------    --------    --------    --------

 Interest expense on:
 Passbook accounts               152        (143)        (37)        (28)             (32)        117          (8)         77
 MMDA accounts                   (21)        (19)          1         (39)             (99)        205         (37)         69
 Certificates of deposit        (132)        321          (9)        180             (310)        854         (60)        484
                             -------    --------    --------    --------         --------    --------    --------    --------
    Total interest expense on
      interest-bearing
      liabilities                 (1)        159         (45)        113             (441)      1,176        (105)        630
                             -------    --------    --------    --------         --------    --------    --------    --------

 Increase (decrease) in net
      interest income        $ 1,506    $   (182)   $     22    $  1,346         $    489    $    (70)   $   (250)   $    169
                             =======    ========    ========    ========         ========    ========    ========    ========


                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                         Capital Resources and Liquidity

During 1996, Green Street Financial Corp paid a regular quarterly dividend of $.10 a share on July 19, 1996 and declared a regular quarterly and a special dividend of $.10 and $.15 a share, respectively, on August 28, 1996 to be paid on October 25, 1996 to stockholders of record as of October 11, 1996. Although the Corporation anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The objective of the Corporation's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities to enhance stockholders' value. More specifically, liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses and dividends to stockholders, and other institutional commitments. Funds are primarily provided through financial resources from operating activities, expansion of the deposit base, the sale or maturity of investments, or the ability to raise equity capital.

During the year ended September 30, 1996, cash and cash equivalents, a significant source of liquidity, increased by approximately $6.8 million. Cash and cash equivalents decreased by $14.2 million during 1995. Cash flow resulting from internal operating activities provided increases of $2.5 million and $1.8 million in cash during the years ended September 30, 1996 and 1995, respectively. Also, financing activities have provided sources of funds for asset growth and liquidity. For the year ended September 30, 1996, deposits decreased by $16.1 million but proceeds from the stock offering provided an additional $39.1 million of cash. The proceeds from the stock offering were used primarily to fund investment and loan growth as well as enable the Association to fund deposit outflows. Deposits decreased by approximately $851,000 during 1995. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. The recent stock offering will also enhance the Association's ability to grow, and lessen to some extent its reliance on its deposit base for financing its operations. In addition, the Association has a readily available source of credit through its borrowing capacity at the Federal Home Loan Bank of Atlanta.

Cash provided by operating and financing activities is used to originate new loans to customers, to maintain liquid investment portfolios, and to meet short term liquidity requirements. During 1996 and 1995, loans outstanding increased by $6.2 million and $12.1 million, respectively. During 1996 and 1995, the Corporation purchased investment securites amounting to $12.0 million and $3.0 million, respectively. There were no other investment securities activities in 1996 or 1995.

As a federally chartered savings association, Home Federal must maintain a daily average balance of liquid assets equal to at least 5% of withdrawable deposits and short-term borrowings. The Association's liquidity ratio at September 30, 1996, as computed under OTS regulations, was considerable in excess of such requirements. Given its excess liquidity and its ability to borrow from the Federal Home Loan Bank, the Association believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                           Asset/Liability Management

Home Federal's asset/liability management, or its management of interest rate risk, is focused primarily on evaluating and managing the Association's net interest income given various risk criteria. Factors beyond the Association's control, such as market interest rates and competition, may also have an impact on the Association's interest income and interest expense. In the absence of other factors, the Association's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, the Association's yields and cost of funds will decrease when market rates decline. The Association is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time.

In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. However, this rule is not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The following table presents the Association's NPV at September 30, 1996, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by the Association. Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Association's assets and liabilities would perform as set forth below.

As a result, certain shortcomings are inherent in the following NPV table because the data reflects hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Association as well as other institutions. However, based on the the data below, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally during periods of increasing interest rates, the Association's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Association's interest rate spread and margin. This would result from an increase in the Association's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Association's net interest income.

                   GREEN STREET FINANCIAL CORP AND SUBSIDIARY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                     Asset/Liability Management (Continued)

                                 Net Portfolio Value                    NPV as a % of PV of Assets
                     ------------------------------------------------- ------------------------------
Change in Rates       $ Amount      $ Change (1)     % Change (2)       NPV Ratio (3)   Change (4)
-------------------  ------------------------------------------------- ------------------------------
+400 bp                33,846        (12,747)           -27%              23.28%          -590 bp
+300 bp                37,083         (9,511)           -20%              24.89%          -429 bp
+200 bp                40,370         (6,223)           -13%              26.44%          -274 bp
+100 bp                43,595         (2,999)            -6%              27.89%          -129 bp
0 bp                   46,593              -              -               29.18%             -
-100 bp                49,046          2,452             +5%              30.19%          +100 bp
-200 bp                50,565          3,972             +9%              30.76%          +158 bp
-300 bp                52,033          5,439            +12%              31.31%          +212 bp
-400 bp                53,865          7,272            +16%              31.99%          +281 bp


(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by present value of total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

At September 30, 1996, a change in interest rates of a positive 200 basis points would have resulted in a 274 basis point decrease in NPV as a percentage of the present value of the Association's total assets. Utilizing the OTS IRR measurement described above, at September 30, 1996 the Association would have been considered by the OTS to have been subject to "above normal" IRR. However the Association is substantially in excess of its required risk-based capital requirement at September 30, 1996 and would continue to be so even if the IRR component rule was implemented by the OTS.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Association's operations, management has implemented an asset/liability program designed to improve the Association's interest rate sensitivity. The program emphasizes the origination of adjustable rate loans, which are held in the portfolio, the investment of excess cash in short or intermediate term interest earning assets, and the solicitation of passbook or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Green Street Financial Corp
Fayetteville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Green Street Financial Corp and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Street Financial Corp and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Corporation changed its method of accounting for certain investments during the year ended September 30, 1995.




                                             /s/McGladrey & Pullen, LLP

Raleigh, North Carolina
October 14, 1996, except for Note 18,
   as to which the date is October 17, 1996

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 1996 and 1995

ASSETS

                                                                                   1996             1995
------------------------------------------------------------------------------------------------------------
Cash and short-term cash investments:
   Interest-bearing                                                        $    33,107,849 $     27,472,071
   Noninterest-bearing                                                             249,345          638,210
Federal funds sold                                                               2,124,712          537,769
Investment securities:  (Note 3)
   Held to maturity; market value, $15,038,913; $3,060,000 in 1995              14,999,179        2,993,438
   Nonmarketable equity securities                                               1,170,889        1,170,889
Loans receivable, net (Note 4)                                                 123,147,779      117,201,293
Accrued interest receivable, investments                                           255,566          116,911
Real estate acquired in settlement of loans                                         34,425                -
Property and equipment, net (Note 5)                                               330,260          352,252
Prepaid expenses and other assets (Note 11)                                        675,084          533,051
Refundable income taxes                                                                  -           12,000
Deferred tax assets (Note 13)                                                      122,000                -
                                                                           ---------------------------------
           Total assets                                                    $   176,217,088 $    151,027,884
                                                                           =================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits (Note 6)                                                       $   111,385,386 $    127,482,945
   Advance payments by borrowers for taxes and insurance                           179,444          636,529
   Accrued expenses and other liabilities                                          174,607          139,004
   Special SAIF assessment (Note 7)                                                792,868                -
   Dividends payable                                                             1,074,531                -
   Deferred compensation (Note 8)                                                  405,233          411,015
   Deferred income taxes (Note 13)                                                       -          128,000
   Income taxes payable                                                             25,000                -
                                                                           ---------------------------------
           Total liabilities                                                   114,037,069      128,797,493
                                                                           ---------------------------------
Commitments and contingencies (Note 15)
Stockholders' Equity (Note 14 ):
   Preferred stock,  authorized  1,000,000 shares;  none issued                          -                -
   Common stock, no par value, authorized 10,000,000 shares;
      issued and outstanding 4,298,125 in 1996                                           -                -
   Additional paid-in capital                                                   41,767,226                -
   Note receivable, ESOP (Note 10)                                              (2,470,000)               -
   Retained earnings, substantially restricted (Notes  13 and 14)               22,882,793       22,230,391
                                                                           ---------------------------------
                                                                                62,180,019       22,230,391
                                                                           ---------------------------------
                                                                           $   176,217,088 $    151,027,884
                                                                           ================================

See Notes to Consolidated  Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 1996, 1995 and 1994

                                                                  1996            1995           1994
---------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans                                                  $     9,897,134 $     9,108,701 $    8,455,419
   Short-term cash investments                                  2,206,230       1,766,248      1,807,749
   Investment securities                                          479,628         248,652         61,623
                                                          -----------------------------------------------
              Total interest income                            12,582,992      11,123,601     10,324,791
Interest on deposits (Note 6)                                   6,232,262       6,118,593      5,488,964
                                                          -----------------------------------------------
              Net interest income                               6,350,730       5,005,008      4,835,827
Provision for loan losses (Note 4)                                 10,073               -         18,601
                                                          -----------------------------------------------
              Net interest income after
                  provision for loan losses                     6,340,657       5,005,008      4,817,226
                                                          -----------------------------------------------
Noninterest income:
   Service charges and fees                                        52,595          43,119         78,551
   Other                                                           75,348          62,787         66,883
                                                          -----------------------------------------------
                                                                  127,943         105,906        145,434
                                                          -----------------------------------------------
Noninterest expense:
   Compensation and benefits (Notes 8, 9,10 and 11)             1,458,435       1,364,132      1,137,485
   Deposit insurance                                              334,329         336,479        369,505
   Special SAIF assessment (Note 7)                               792,868               -              -
   Occupancy expenses                                             161,807         155,249        148,279
   Advertising                                                    137,558         159,632        130,096
   Data processing expense                                         97,384          93,235         95,130
   Other                                                          317,620         234,778        236,788
                                                          -----------------------------------------------
                                                                3,300,001       2,343,505      2,117,283
                                                          -----------------------------------------------
              Income before income taxes                        3,168,599       2,767,409      2,845,377
                                                          -----------------------------------------------
Income taxes (credits) (Note 13):
   Current                                                      1,348,953         971,403        939,069
   Deferred                                                      (250,000)         19,000         96,000
                                                          -----------------------------------------------
                                                                1,098,953         990,403      1,035,069
                                                          -----------------------------------------------
              Net income                                  $     2,069,646 $     1,777,006 $    1,810,308
                                                          -----------------------------------------------

Earnings per share (Note 1)                               $          0.28 $             - $            -
                                                          -----------------------------------------------
Cash dividends per share                                  $          0.35 $             - $            -
                                                          -----------------------------------------------

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 1996, 1995 and 1994

                                         Additional         Note
                                          Paid-in        Receivable        Retained
                                          Capital           ESOP           Earnings          Total
--------------------------------------------------------------------------------------------------------

Balance at  September 30, 1993       $              - $             - $     18,643,077 $     18,643,077
   Net income                                                                1,810,308        1,810,308
                                     -------------------------------------------------------------------
Balance at  September 30, 1994                      -               -       20,453,385       20,453,385
   Net income                                       -               -        1,777,006        1,777,006
                                     -------------------------------------------------------------------
Balance at  September 30, 1995                      -               -       22,230,391       22,230,391
   Net income                                       -               -        2,069,646        2,069,646
   Net proceeds from issuance of
   common stock (Note )
      of common stock (Note 14)            39,126,861               -                -       39,126,861
   Purchase of common stock
      by the ESOP (Note 10)                 2,600,000      (2,600,000)               -                -
   Repayment of ESOP note                           -         130,000                -          130,000
   ESOP contribution (Note 10)                 40,365               -                -           40,365
   Cash dividends (Note 10)                         -               -       (1,417,244)      (1,417,244)
                                     -------------------------------------------------------------------
Balance at  September 30, 1996       $     41,767,226 $   (2,470,000) $     22,882,793 $     62,180,019
                                     ===================================================================

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 1996, 1995 and 1994



                                                                   1996            1995          1994
---------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                             $     2,069,646 $     1,777,006 $    1,810,308
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                                 42,428          42,137         41,499
      Accretion of investment discounts                            (5,741)              -              -
      Net (gain) on disposal of real estate
        acquired in settlement of loans                           (22,104)         (1,220)        (1,247)
      Provision for loan losses                                    10,073               -         18,601
      Provision for loss on real estate acquired
        in settlement of loans                                          -               -         10,000
      ESOP contribution expense credited to
        additional paid-in capital                                 40,365               -              -
      Increase (decrease) in reserve for
        uncollected interest                                        2,529         (16,975)         1,881
      Increase (decrease) in deferred income taxes               (250,000)         19,000         96,000
      Increase (decrease) in deferred compensation                 (5,782)         14,222         14,473
      Changes in assets and liabilities:
        (Increase) decrease in:
           Prepaid expenses and other assets                      (80,283)        (60,427)       (87,803)
           Refundable income taxes                                 12,000         (12,000)             -
           Accrued interest receivable                           (138,655)        (56,911)       (18,400)
        Increase (decrease) in:
           Accrued expenses and other liabilities                  35,603         100,674         10,978
           Accrued special SAIF assessment                        792,868               -              -
           Income taxes payable                                    25,000         (12,500)         7,500
                                                          -----------------------------------------------
      Net cash provided by operating activities                 2,527,947       1,793,006      1,903,790
                                                          -----------------------------------------------

Cash Flows From Investing Activities
   Purchase of held to maturity investment securities         (12,000,000)     (2,993,438)             -
   Net (increase) decrease in  loans receivable                (6,174,422)    (12,130,078)     4,297,013
   Proceeds from sale of real estate acquired
      in settlement of loans                                      203,013          79,158        134,580
   Purchase of property and equipment                             (20,436)        (15,709)        (9,593)
                                                          -----------------------------------------------
      Net cash provided by (used in)
        investing activities                                  (17,991,845)    (15,060,067)     4,422,000
                                                          -----------------------------------------------

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

Years Ended September 30, 1996, 1995 and 1994



                                                                 1996            1995           1994
---------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Net decrease  in deposits                              $  (16,097,559) $     (850,916) $ (14,885,843)
   Decrease in advance payments by borrowers
       for taxes and insurance                                  (457,085)        (96,688)       (44,867)
   Net proceeds received from issuance of
      common stock                                            39,126,861               -              -
   Principal repayments received on ESOP note                    130,000               -              -
   Cash dividends paid                                          (404,463)              -              -
                                                          ----------------------------------------------
      Net cash provided by (used in)
          financing activities                                22,297,754        (947,604)   (14,930,710)
                                                          ----------------------------------------------
      Net  increase (decrease) in cash
           and cash equivalents                                6,833,856     (14,214,665)    (8,604,920)
Cash and cash equivalents:
   Beginning                                                  28,648,050      42,862,715     51,467,635
                                                          ----------------------------------------------
   Ending                                                 $   35,481,906  $   28,648,050  $  42,862,715
                                                          ==============================================

Cash and cash equivalents:
   Cash and short-term investments:
      Interest-bearing                                    $   33,107,849  $   27,472,071  $  41,424,379
      Noninterest-bearing                                        249,345         638,210        428,336
      Federal funds sold                                       2,124,712         537,769      1,010,000
                                                          ----------------------------------------------
                                                          $   35,481,906  $   28,648,050  $  42,862,715
                                                          ==============================================
Supplemental Disclosure of Cash Flow Information
   Cash payments for:
      Interest                                            $    6,239,628  $    6,144,260  $   5,053,465
                                                          ==============================================
      Income taxes                                        $    1,147,800  $      997,000  $     937,000
                                                          ==============================================

Supplemental Disclosure of Noncash Investing
  and Financing Activities:
   Transfer from loans to real estate
      acquired in settlement of loans                     $      215,334  $       40,190  $       86,886
                                                          ===============================================
   Dividends declared and accrued                         $    1,012,781  $            -  $            -
                                                          ===============================================
   Stock issued in exchange for note receivable
      from ESOP                                           $    2,600,000  $            -  $            -
                                                          ===============================================

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 1.   Nature of Business and Significant Accounting Policies

Conversion and organization of holding corporation: On April 3, 1996, pursuant to a Plan of Conversion which was approved by its members and regulators, Home Federal Savings and Loan Association ("Home Federal" or the "Association") converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, and became a wholly-owned subsidiary of Green Street Financial Corp (the "Corporation"). The Corporation was formed in December 1995 to acquire all of the common stock of the Association upon its conversion to stock form. The Corporation has no operations and conducts no business of its own other than owning Home Federal, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of business: The Association is a federally chartered operating savings and loan association primarily engaged in the business of obtaining deposits and providing mortgage credit to the general public. The Association's primary regulator is the Office of Thrift Supervision (OTS) and its deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

Basis of financial statement presentation: The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Outlined below are the accounting and reporting policies considered significant by the Corporation:

Principles of consolidation: The consolidated financial statements for the year ended September 30, 1996 include the accounts of Green Street Financial Corp and its wholly-owned subsidiary, Home Federal Savings and Loan Association. Green Street Financial Corp was capitalized on April 3, 1996; therefore, the consolidated financial statements include the operations of the Corporation for periods subsequent to April 3, 1996. The financial statements for the years ended September 30, 1995 and 1994 present only the accounts and operations of Home Federal. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents: For purposes of reporting cash flows, the Corporation considers cash on hand and amounts due from depository institutions, interest-bearing deposits, and federal funds sold to be cash equivalents. At times, the Corporation maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investment securities: The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115 Accounting for Certain Investments in Debt and Equity Securities as of October 1, 1994. At the date of adoption, the Association held no debt securities. Equity securities, which are nonmarketable, do not require classification under SFAS No. 115 and continue to be carried at cost. Subsequent to the adoption of SFAS No. 115, the Association carries its investments in debt securities at amortized cost pursuant to its classification of such securities. See Note 2 for a further explanation of the effects of the adoption of SFAS No. 115 on the Corporation's financial statements. Gain or loss on sale of securities is recognized when realized and is based upon the specific-identification method.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Loans receivable: Loans receivable are stated at unpaid principal balances, less allowances for loan losses, the undisbursed portion of loans in process, and net deferred loan origination fees and discounts. The loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property, nonresidential property and land.

Loan fees and discounts: The Association receives fees for originating and servicing loans. The Association defers all origination fees less certain direct costs as an adjustment to yield of the related loans and amortizes such fees into income, using the interest method, over the economic life of the related loans, estimated to be twelve years

Allowance for loan losses: Provisions for loan losses are charged to operations based on the Association's evaluation of potential losses in its loan portfolio. Losses are charged against the allowance when collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based upon evaluations of the collectibility of loans, and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The Association adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan which was subsequently amended by SFAS No. 118 Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosures during 1996. SFAS No. 114 requires that the Association establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. The adoption of SFAS No. 114 did not have an effect on the Association's reporting for impaired loans since the Association had no loans outstanding during the year ended September 30, 1996 which it considers to be impaired. Therefore, there is no specific SFAS No. 114 allowance for impaired loans at September 30, 1996.

Interest income: The Association adopted SFAS No. 118 during 1996 which requires the disclosure of the Association's method of accounting for interest income on impaired loans. The Association does not record interest on loans delinquent 90 days or more, as it establishes reserves for uncollected interest. Such interest when ultimately collected is credited to income in the period received. The Association anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Property, equipment and depreciation: Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Real estate acquired in settlement of loans: Real estate acquired in settlement of loans is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value, minus estimated cost to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Advance payments by borrowers for taxes and insurance: The Association requires certain borrowers to make monthly payments, in addition to principal and interest, in order to accumulate funds from which the Association can pay the borrowers' property taxes and insurance premiums.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Retirement plans: The Association has a defined benefit pension plan covering substantially all of its employees. The Association's funding policy is to make annual contributions that are allowable for income tax purposes. The Association also has an ESOP which covers substantially all of its employees. Contributions to the plan are based on amounts necessary to fund the amortization requirements of the ESOP's debt to the Corporation, subject to compensation limitations, and are expensed based on the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

Earnings per share: The earnings per share computation for 1996 is based on net income earned from the date of Conversion, April 3, 1996, divided by the weighted average number of shares outstanding from the date of Conversion to the end of the 1996 fiscal year. In addition, the ESOP purchased 260,000 shares in the Conversion with funds borrowed from the Corporation. In accordance with the AICPA's SOP 93-6, 247,000 of the ESOP's shares which are presently unallocated were deducted from outstanding shares used in the computation of earnings per share.

Off-balance-sheet risk and credit risk: The Association is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit. Management assesses the risk related to these instruments for potential loss. The Association lends primarily on one-to-four family residential loans throughout its primary lending area. This area encompasses the Cumberland and Robeson counties of North Carolina.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Fair value of financial instruments: The estimated fair values required under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates. Accordingly, the estimates presented in Note 12 for the fair value of the Corporation's financial instruments are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates are based on pertinent information available to management as of September 30, 1996 and 1995, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

      Cash and short term cash investments / federal funds sold / Accrued interest receivable: The carrying amounts reported in the statement of financial condition for cash and short-term cash investments, for federal funds sold, and for accrued interest receivable approximates those assets' fair values.

      Investment securities: Investment securities consists of US Treasury and agency obligations, Federal Home Loan Bank stock and Central Service Corporation stock. The fair values of the US Treasury and agency obligations are determined based on quoted market values. No ready market exists for the equity securities, and they have no quoted market value. For disclosure purposes, such securities are assumed to have a fair value which is equal to its cost or redemption value.

      Loans receivable: The fair value for all loans has been estimated by discounting the projected future cash flows at September 30, 1996 and 1995, using the rate on those dates at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans.

      Deposits: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of September 30, 1996 and 1995. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on September 30, 1996 and 1995 for deposits of similar remaining maturities.

      Off-balance-sheet commitments: Because the Association's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 2.   Change in Accounting Method

On October 1, 1994, the Association adopted SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities. Upon adoption, the Association was required to report the balances of available for sale securities at their estimated market values. At October 1, 1994, none of the Association's investment securities were subject to classification under the standard. All of the Association's debt instruments which have been purchased subsequent to the adoption SFAS No. 115 have been classified by the Corporation as held to maturity because the Corporation has the ability and the intent to do so. The classification of securities as required by SFAS No 115 and the Corporation's accounting policies as a result of its adoption are as follows:

Securities held to maturity: Securities classified as held to maturity are those debt securities the Corporation has both the intent and the ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by a method which approximates the interest method over their contractual lives.

Securities available for sale: Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time but not necessarily to maturity and marketable equity securities not classified as held for trading. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of its securities, liquidity needs and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported as a separate component of equity, net of related tax effects. Realized gains and losses are included in earnings. The Corporation currently has no securities which are classified as available for sale.

Securities held for trading: Trading securities are held in anticipation of short-term market gains. Such securities are carried at fair value with realized and unrealized gains and losses included in earnings. The Corporation currently has no securities which are classified as trading.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 3.   Investment Securities

The amortized cost and estimated market value of investment securities are as follows at September 30, 1996 and 1995:

                                               ----------------------------------------------------------
                                                                           1996
                                                                      Gross       Gross        Estimated
                                                  Amortized        Unrealized    Unrealized      Market
Held to maturity:                                   Costs             Gains       Losses         Value
                                               ----------------------------------------------------------
   Debt securities:
      US Treasury obligations                  $   2,999,179 $       16,760 $            - $    3,015,939
      US Agency obligations                       12,000,000         22,974              -     12,022,974
                                               -----------------------------------------------------------
                                                  14,999,179         39,734              -     15,038,913
                                               -----------------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank Stock                    1,126,400              -              -      1,126,400
   Central Service Corporation Stock                  44,489              -              -         44,489
                                               -----------------------------------------------------------
                                                   1,170,889              -              -      1,170,889
                                               -----------------------------------------------------------
                                               $  16,170,068 $       39,734 $            - $   16,209,802
                                               ===========================================================

                                               ----------------------------------------------------------
                                                                           1995
                                                                      Gross       Gross        Estimated
                                                  Amortized        Unrealized    Unrealized      Market
Held to maturity:                                   Costs             Gains       Losses         Value
                                               ----------------------------------------------------------
   Debt securities:
      US Treasury obligations                  $   2,993,438 $       66,562 $            - $   3,060,000
                                               ----------------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank Stock                    1,126,400              -              -     1,126,400
   Central Service Corporation Stock                  44,489              -              -        44,489
                                               ----------------------------------------------------------
                                                   1,170,889              -              -     1,170,889
                                               ----------------------------------------------------------
                                               $   4,164,327 $       66,562 $            - $   4,230,889
                                               ==========================================================

The Association, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of one percent of its outstanding residential mortgage loans or one-twentieth of its outstanding advances. No ready market exists for the stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value equal to its cost. The Central Service Corporation stock is also of limited marketability and is assumed to have a market value equal to its cost.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Investment Securities (Continued)

The amortized cost and estimated fair value of debt securities in the "held to maturity" category at September 30, 1996 by contractual maturity are as shown below. The Corporation has no debt securities classified as "available for sale" at September 30, 1996.


                                                                                          1996
                                                                                -----------------------------
                                                                                                 Estimated
                                                                                   Amortized       Market
                                                                                -----------------------------
Held to maturity:
   Due in less than one year                                                    $    2,999,179 $   3,015,939
   Due in one year through five years                                               12,000,000    12,022,974
                                                                                -----------------------------
                                                                                $   14,999,179 $  15,038,913
                                                                                =============================

There were no sales of investment securities during 1996, 1995 or 1994.

Note 4.   Loans Receivable

Loans receivable consist of the following:


                                                                                     1996             1995
                                                                            ----------------------------------
Mortgage loans:
   Residential one-to-four family                                           $    102,011,126 $     94,668,769
   Residential multi-family                                                        5,578,541        5,576,825
   Nonresidential real estate                                                     15,544,319       16,662,767
   Residential construction                                                        2,947,667        2,218,030
Share loans                                                                          141,868          229,049
                                                                            ----------------------------------
                                                                                 126,223,521      119,355,440
                                                                            ----------------------------------
Less:
   Allowance for loan losses                                                         234,763          224,690
   Unamortized loan fees                                                             930,788          899,812
   Undisbursed portion of loans in process                                         1,910,191        1,029,645
                                                                            ----------------------------------
                                                                                   3,075,742        2,154,147
                                                                            ----------------------------------
                                                                            $    123,147,779 $    117,201,293
                                                                            ==================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 4.   Loans Receivable (Continued)

The following sets forth information regarding the Association's allowance for loan losses:




                                                                   1996             1995             1994
                                                         --------------------------------------------------
Balance, beginning                                       $        224,690 $        224,690 $        206,089
   Provisions charged to income                                    10,073                            18,601
   Charge-offs                                                          -                -                -
                                                         ---------------------------------------------------
Balance, ending                                          $        234,763 $        224,690 $        224,690
                                                         ===================================================

The Association places loans on nonaccrual status when a loan is contractually more than 90 days delinquent by establishing reserves for uncollected interest. When uncollected interest is subsequently received, the reserve is reduced and the interest is recorded as income. At September 30, 1996, 1995, and 1994 the Association had loans totaling $309,666, $318,737, and $405,032, respectively, which were contractually delinquent 90 days or more. Interest income on these loans, which would have been recognized had the loans amortized as scheduled, has been decreased by $13,626, $11,098, and $28,073 for the years ended September 30, 1996, 1995 and 1994.

The Association adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan during 1996 which requires that the Association establish specific allowances on impaired loans. The Association had no loans outstanding during the year ended September 30, 1996 which it considers to be impaired. Therefore, there is no specific SFAS No. 114 allowance for impaired loans at September 30, 1996.

During 1996, the Association adopted SFAS No. 118 Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures which requires disclosure of the Association's method of accounting for interest income on impaired loans. (See Note 1)

Note 5.   Property and Equipment

Property and equipment are summarized as follows:

                                                                                     1996             1995
                                                                            ---------------------------------
Land                                                                        $        150,972 $        150,972
Buildings                                                                            717,851          700,763
Furniture and equipment                                                              279,560          319,220
                                                                            ----------------------------------
                                                                                   1,148,383        1,170,955

Accumulated depreciation                                                            (818,123)        (818,703)
                                                                            ----------------------------------
                                                                            $        330,260 $        352,252
                                                                            ==================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 6.   Deposits

Deposits consist of the following:

                                                                                      1996            1995
                                                                              ---------------------------------
Passbook accounts, 2.75% (4.00% in 1995)                                      $    14,679,647 $      15,024,712
NOW accounts, 2.50% (3.75% in 1995)                                                   132,220           182,876
Super NOW accounts, 4.00% (4.50% in 1995)                                             127,806           229,160
Money market accounts,4.00% (4.50% in 1995)                                        13,163,166        13,751,713
                                                                              ----------------------------------
                                                                                   28,102,839        29,188,461
                                                                              ----------------------------------
Certificates:
   3.00% and below                                                                  1,462,652         2,624,115
   3.01% - 5.00%                                                                   29,080,510        11,888,492
   5.01% - 7.00%                                                                   52,301,109        83,350,033
   7.01% and above                                                                    406,865           393,067
                                                                              ----------------------------------
                                                                                   83,251,136        98,255,707
                                                                              ----------------------------------
Accrued interest on deposits                                                           31,411            38,777
                                                                              ----------------------------------
                                                                              $   111,385,386 $     127,482,945
                                                                              ==================================
Weighted average cost of funds                                                      4.95%            5.48%
                                                                              ==================================



Certificate accounts are summarized by maturity at September 30, 1996 as follows:


                                    1997           1998           1999       Thereafter         Total
                             -----------------------------------------------------------------------------
3.00% and below              $      784,392 $      543,315        134,945             - $       1,462,652
3.01% - 5.00%                    26,739,881      2,340,629              -             -        29,080,510
5.01% - 7.00%                    39,889,692      5,564,099      4,221,014     2,626,304        52,301,109
7.01% and above                      37,717         75,132         56,055       237,961           406,865
                             -----------------------------------------------------------------------------
                             $   67,451,682 $    8,523,175 $    4,412,014 $   2,864,265 $      83,251,136
                             =============================================================================

The aggregate amount of certificates of deposit included in the table above with a minimum denomination of $100,000 is shown below:

Maturity                                                                        Amount
-------------------------------------------------------------------------------------------
Less than 3 months                                                       $      2,010,414
4 to 12 months                                                                  5,069,320
More than 12 months                                                             2,030,736
                                                                         ------------------
                                                                         $      9,110,470
                                                                         ==================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 6.   Deposits (Continued)

Interest expense on deposits for the years ended September 30 1996, 1995, and 1994 is summarized below:

                                            1996               1995            1994
                                    ---------------------------------------------------
NOW and money market accounts       $        583,368 $        621,667 $        552,992
Passbook accounts                            547,924          576,057          498,489
Certificate accounts                       5,100,970        4,920,869        4,437,483
                                    ---------------------------------------------------
                                    $      6,232,262 $      6,118,593 $      5,488,964
                                    ===================================================

Note 7.   Special SAIF Assessment

On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to it statutory goal of 1.25% of insured deposits. The assessment is equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995. Although the assessment will be paid during the three month period ended December 31, 1996, the Association was required to accrue and expense such cost as of September 30, 1996. In addition, this assessment can not be deducted for tax purposes until paid. The expense recorded for the special assessment amounted to $792,868.

Note 8.   Deferred Compensation

The Association has a deferred compensation plan for its directors whereby in return for deferring directors fees for five years, the directors will be paid specified amounts during a five or ten year period following the date that the director becomes 65 years of age. The Association has purchased life insurance policies with the Association named as beneficiary to fund the benefits. Total expense related to the Plan was approximately $64,000, $43,000 and $55,000 for 1996, 1995 and 1994, respectively.

Note 9.   Employment Agreements

During 1996, the Association entered into employment agreements with three key executive officers to ensure a stable and competent management base. The agreements provide for a three-year term, but upon each anniversary, the agreements will automatically extend so that the remaining term shall always be three years unless the Board of Directors expressly acts to limit the extensions. The agreements provide for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreements. In the event of a change in control of the Association and termination of the officers, as defined in the agreement, the officers will receive a lump sum equal to 2.99 times their average salary paid during the prior five years.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 10.  Employee Stock Ownership Plan

The Association has established an employee stock ownership plan (ESOP) to benefit substantially all employees. The ESOP originally purchased 260,000 shares of common stock in the Conversion with proceeds received from a loan from the Corporation.

The Corporation's note receivable is to be repaid based upon one principal installment of $65,000 on June 30, 1996, nine principal installments of $260,000 on June 30th of each year through June 2005, and one final principal installment of $195,000 on March 31, 2006. Interest is based upon prime, which will be adjusted and paid quarterly. The note may be prepaid without penalty. During September 1996, the ESOP made a principal curtailment of $65,000. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At September 30, 1996, the outstanding balance of the note receivable is $2,470,000 and is presented as a reduction of stockholders' equity.

Shares released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Corporation and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Expense of $170,365 during 1996 has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $40,365, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Association has credited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At September 30, 1996, 13,000 shares held by the ESOP have been released or committed to be released to the plan's participants. The fair value of the unallocated shares amounted to approximately $3.8 million at September 30, 1996.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 11.  Pension Plan

The Association has a defined benefit pension plan covering substantially all of its employees who qualify under length of service and other requirements. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund an amount allowable for federal income tax purposes. The plan assets consist primarily of savings deposits maintained at the Association and common stock of the Corporation. The following table sets forth the plan's funded status at September 30, 1996 and 1995 and the amounts recognized in the consolidated statement of financial condition at September 30, 1996 and 1995:

                                                                                     1996             1995
                                                                            ----------------------------------
Actuarial present value of benefit obligation:
   Vested                                                                   $       (768,452) $      (959,135)
   Nonvested                                                                          (1,259)          (6,412)
                                                                            ----------------------------------
Accumulated benefit obligation                                                      (769,711)        (965,547)
Effect of projected future compensation levels                                      (418,626)        (517,111)
                                                                            ----------------------------------
Projected benefit obligation                                                      (1,188,337)      (1,482,658)
Market value of plan assets                                                        1,032,524        1,183,520
                                                                            ----------------------------------
Projected benefit obligation in excess of plan assets                               (155,813)        (299,138)
Unrecognized net transition assets                                                   (20,301)         (22,838)
Unrecognized prior service cost                                                      (65,239)               -
Unrecognized loss                                                                    386,509          443,235
                                                                            ----------------------------------
Prepaid pension asset included in other assets                              $        145,156  $       121,259
                                                                            ==================================


The components of pension costs charged to expense for 1996, 1995 and 1994 consisted of the following:



                                                                  1996             1995             1994
                                                         --------------------------------------------------
Service cost for benefits earned during period           $         53,280 $         68,270 $        54,805
Interest cost on projected benefit obligation                      86,620           92,539          74,430
Return on plan assets                                             (69,639)         (67,936)        (55,912)
Net amortization and deferral                                      13,754           19,669          12,669
                                                         --------------------------------------------------
Net periodic pension cost                                $         84,015 $        112,542 $        85,992
                                                         ==================================================

In determining the projected benefit obligation at September 30, 1996 and 1995, the weighted average discount rate and expected long-term rate of return on plan assets was 7%, and 7%, respectively. The assumed rate of increase in future compensation levels was 4.5% in determining net periodic cost for all periods presented.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 12.  Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Corporation's financial instruments at September 30, 1996 and 1995. See Note 1 for a description of the Corporation's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                        1996                             1995
                                       -----------------------------------------------------------------
                                           Carrying             Fair           Carrying         Fair
                                           Amount               Value           Amount          Value
                                       -----------------------------------------------------------------
Financial assets:
   Cash and short-term cash
      investments                      $     33,357,194 $    33,357,194 $     28,110,281 $    28,110,281
   Federal funds sold                         2,124,712       2,124,712          537,769         537,769
   Investment securities held to
      maturity                               14,999,179      15,038,913        2,993,438       3,060,000
   Nonmarketable equity securities            1,170,889       1,170,889        1,170,889       1,170,889
   Loans receivable                         123,147,779     123,927,553      117,201,293     119,022,000
   Accrued interest receivable                  255,566         255,566          116,911         116,911
Financial liabilities:
   Deposits                                 111,385,386     111,598,386      127,482,945     127,929,238


Note 13.  Income Taxes

Under the Internal Revenue Code, the Association is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1996, the provisions of the Code permitted the Association to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Association was unable to take a bad debt deduction in 1996, 1995 and 1994 due to limitations imposed by the Code. In addition, legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Association will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Association will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,078,000 over a six year period. The tax associated with the recaptured reserves is approximately $388,000. The recapture is scheduled to begin with the Association's 1997 year, but can be delayed up to two years if the Association originates a certain level of residential mortgage loans over the next two years. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 13.  Income Taxes (Continued)

Deferred taxes have been provided for certain increases in tax bad debt reserves subsequent to December 31, 1987 which are in excess of additions to recorded loan loss allowances. At September 30, 1996, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $3,631,000 for which no deferred taxes have been provided, because the Association does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is $1,307,000. In the future, if the Association does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Association's effective tax rate would be increased to the maximum percent under existing law.

Deferred income taxes consist of the following :


                                                                                     1996             1995
                                                                            ----------------------------------
Deferred tax assets:
   Deferred loan fees                                                       $        119,000 $        152,000
   Deferred compensation                                                             159,000          161,000
   Allowance for loan losses                                                          88,000           74,000
   SAIF Assessment                                                                   310,000                -
                                                                            ----------------------------------
        Total deferred tax assets                                                    676,000          387,000
                                                                            ----------------------------------

Deferred tax liabilities:
   Excess accumulated tax depreciation                                                27,000           29,000
   Federal Home Loan Bank stock basis                                                 96,000           97,000
   Excess pension plan contribution                                                   43,000            9,000
   Tax bad debt reserves                                                             388,000          380,000
                                                                            ----------------------------------
        Total deferred tax liabilities                                               554,000          515,000
                                                                            ----------------------------------
           Net deferred tax assets (liabilities)                            $        122,000 $       (128,000)
                                                                            ==================================

Federal income tax expense was different from the amount computed by applying the federal income tax rate of approximately 34% to income before taxes. The reasons for the differences were as follows for the years ended September 30, 1996, 1995 and 1994:

                                                                1996             1995             1994
                                                         ---------------------------------------------------
Income tax at the federal statutory rate                         34.00 %          34.00 %          34.00 %
State income taxes, net of federal benefit                        2.15             1.63             1.66
Other                                                            (1.47)            0.16             0.72
                                                         ---------------------------------------------------
                                                                 34.68 %          35.79 %          36.38 %
                                                         ===================================================


GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 14.  Stockholders' Equity

On April 3, 1996, Green Street Financial Corp completed and closed its stock offering. Gross proceeds from the sale of 4,038,125 shares (excluding the 260,000 shares purchased by the ESOP) amounted to $40,381,250 and were reduced by conversion costs of $1,254,389. The Corporation paid $20,863,430 for all the common stock of the Association, and retained the remaining net proceeds.

Concurrent with the Conversion, the Association established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Association after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stockholders.

Subject to applicable law, the Board of Directors of Home Federal and Green Street Financial Corp may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Corporation may depend upon dividend payments by the Association to the Corporation. Subject to regulations promulgated by the OTS, the Association will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

In addition, as a Tier I institution, or an institution that meets all of its fully phased-in capital requirements, Home Federal may pay a cash dividend to Green Street Financial Corp with notification, but without prior OTS approval, during a calendar year an amount not to exceed the greater of (i) 100% of the Association's net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. During 1996, the Association paid a $629,819 dividend to Green Street Financial Corp.

Green Street Financial Corp paid a regular quarterly dividend of $.10 a share on July 19, 1996 to stockholders of record as of July 8, 1996, and declared a regular quarterly and a special dividend of $.10 and $.15 a share, respectively, on August 28, 1996 to be paid on October 25, 1996 to stockholders of record as of October 11, 1996.

The Corporation's Board of Directors has approved a stock repurchase program which will allow the Corporation to repurchase up to 5% of its outstanding common stock through April 3, 1997.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 14.  Stockholders' Equity (Continued)

The Office of Thrift Supervision promulgates capital regulations which require the Association to meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 3.0% of total assets and a risk-based capital requirement currently set at 8.0% of risk-weighted assets. At September 30, 1996 the Association met and exceeded all of the capital requirements as shown below:

                                                               September 30, 1996
                                                      --------------------------------------------------
                                                           Tangible         Core            Risk-Based
                                                           Capital          Capital           Capital
                                                         Requirement      Requirement       Requirement
                                                      --------------------------------------------------
Stockholders' equity (GAAP)                           $    62,180,019  $    62,180,019 $    62,180,019
Equity of Green Street Financial Corp                     (17,950,944)     (17,950,944)    (17,950,944)
General loan loss allowance                                                                     234,763
                                                      --------------------------------------------------
Regulatory capital                                          44,229,075       44,229,075      44,463,838
Minimum capital requirement                                  2,358,079        4,716,157       6,012,720
                                                      --------------------------------------------------
Excess regulatory capital                             $     41,870,996 $     39,512,918 $    38,451,118
                                                      ==================================================

Home Federal 's assets at September 30, 1996          $    157,205,240 $    157,205,240

Risk-weighted assets at September 30, 1996                                              $    75,159,000

Capital as a percentage of assets:

   Actual                                                      28.13 %          28.13 %         59.16 %

   Required                                                     1.50 %           3.00 %          8.00 %
                                                      --------------------------------------------------
   Excess                                                      26.63 %          25.13 %         51.16 %
                                                      ==================================================

Under the OTS prompt corrective action regulations, a savings association is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of core capital to risk-weighted assets is at least 6.0%, and its ratio of core capital to total average assets is at least 5.0%. The Association meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations

Note 15.  Concentration of Credit Risk and Off-Balance-Sheet Risk

The Association originates single-family residential loans generally within its primary lending areas of Cumberland and Robeson counties of North Carolina. The Association's policies require such loans to be made at no greater than 80% loan-to-value unless private mortgage insurance is obtained. In this instance, the loan-to-value ratio cannot exceed 90%. The loans are secured by the underlying properties.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 15.  Concentration of Credit Risk and Off-Balance-Sheet Risk (Continued):

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contractual amounts of the instruments reflect the extent of involvement the Association has in the particular class of financial instruments.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In addition to the undisbursed portion of loans in process, the Association had outstanding loan origination commitments of $1,613,900 and $3,501,750 at September 30, 1996 and 1995, respectively, primarily for the origination of fixed rate loans.

The Association evaluates each customer's credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the customer. At a minimum, the collateral held is the underlying real estate.

Note 16.  Future Reporting Requirements

The Financial Accounting Standards Board has issued SFAS No. 123, Accounting for Stock-Based Compensation which the Corporation has not been required to adopt as of September 30, 1996.

The Statement, which will be in effect for the Corporation's fiscal year ending September 30, 1997, will require that the Corporation account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants or awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the proforma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement is not expected to have a material impact on the Corporation's accounting for stock compensation plans because (i) the Statement does not apply to the ESOP plan nor will it change the accounting requirements of the proposed restricted stock plan, and (ii) the Corporation expects to account for proposed stock option plans using the accounting treatment permitted under APB Opinion No. 25.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 17.  Parent Corporation Financial Data

The following is a summary of the condensed financial statements of Green Street Financial Corp as of and for the year ended September 30, 1996:

                             Condensed Balance Sheet
                               September 30, 1996

Assets:
   Cash and short-term cash investments                                                        $    15,912,643
   Accounts receivable, other                                                                           87,100
   Accrued interest receivable                                                                          25,732
   Investment securities; held to maturity, at cost                                                  3,000,000
   Investment in Home Federal                                                                       44,229,075
                                                                                                ---------------
                                                                                               $    63,254,550
                                                                                                ===============
Liabilities and Stockholders' Equity:
   Liabilities:
      Dividends Payable                                                                        $     1,074,531
                                                                                                ---------------
   Stockholders' equity:
      Common stock, no par value, 10,000,000 shares authorized, issued
        and outstanding 4,298,125 shares                                                                     -
      Additional paid-in capital                                                                    64,924,878
      Note Receivable - ESOP                                                                        (2,470,000)
      Retained earnings (deficit)                                                                     (274,859)
                                                                                                ---------------
                                                                                                    62,180,019
                                                                                               ---------------
                                                                                               $    63,254,550
                                                                                                ===============

                                Condensed Statement of Income
                   For the Period From April 3, 1996 to September 30, 1996

Interest income                                                                                $       575,914
Equity in earnings of Home Federal                                                                     797,447
Administrative expense                                                                                 (47,376)
Income tax expense                                                                                    (183,600)
                                                                                                ---------------
        Net income                                                                             $     1,142,385
                                                                                                ---------------

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 17.      Parent Corporation Financial Data (Continued)


                              Condensed Statement of Cash Flows
                   For the Period From April 3, 1996 to September 30, 1996

Cash Flows from Operating Activities:
   Net income                                                                                  $     1,142,385
   Noncash income items:
      Equity  in  earnings  of Home  Federal                                                          (797,447)
   Change  in  assets  and liabilities:
      Increase in accrued interest receivable                                                          (25,732)
      Increase in accounts receivable, other                                                           (25,350)
                                                                                                ---------------
        Net cash provided by operating activities                                                      293,856
                                                                                                ---------------

Cash Flows from Investing Activities:
   Purchase of investments                                                                          (3,000,000)
   Upstream dividend from Home Federal                                                                 629,819
   Initial investment in Home Federal                                                              (20,863,430)
                                                                                                ---------------
        Net cash used in investing activities                                                      (23,233,611)
                                                                                                ---------------

Cash Flows from Financing  Activities:
   Payments received on note receivable from ESOP                                                      130,000
   Proceeds received from common stock offering                                                     39,126,861
   Payment of dividends                                                                               (404,463)
                                                                                                ---------------
        Net cash provided by financing activities                                                   38,852,398
                                                                                                ---------------
Net increase in cash                                                                                15,912,643
   Cash - beginning                                                                                          -
                                                                                                ---------------
   Cash - ending                                                                               $    15,912,643
                                                                                                ===============
Supplemental Disclosure of Noncash Financing Activities:
   Dividends declared and accrued                                                              $     1,012,781
                                                                                                ===============

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 18.  Subsequent Event

At a special meeting of stockholders held on October 17, 1996, the stockholders voted to approve the Corporation's proposed stock option plan and the
Association's restricted stock plan. The stock option plan authorizes the issuance of up to 429,812 stock options to officers, directors and key employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair market value of the Corporation's common stock at date of grant. The restricted stock plan authorizes up to an additional 171,925 shares of common stock to officers, directors and key employees. At the present time, the Association intends to acquire common stock in open market purchases to fund the restricted stock plan. The stock options and the restricted common stock under the restricted stock plan vest at the rate of 20% annually, beginning one year from the date of grant. The plans have been sent to the OTS for non-objection.

                                              CORPORATE INFORMATION

                                                EXECUTIVE OFFICERS:

           H.D. Reaves, Jr.                     John C. Pate                     John M. Grantham
              President                     Senior Vice President              Senior Vice President

          Jerry L. Robertson                                                        Allen Lloyd
       Vice President/Treasurer                                                      Secretary

                                                    DIRECTORS:

       R.O. McCoy, Jr. Chairman               H.D. Reaves, Jr.                     John C. Pate
     Realtor, McLean Real Estate              Executive Officer                  Executive Officer

        Norwood E. Bryan, Jr.                 John M. Grantham                 Joseph H. Hollinshed
  President, Bryan Pontiac-Cadillac           Executive Officer         Co-owner, Cape Fear Building Supply

             Henry Hutaff                        Henry Holt                     Robert G. Ray, Esq.
  Executive, Coca Cola Bottling Co.        President, Holt Oil Co.         Partner, Rose, Ray & O'Connor


                Stock Transfer Agent                                                    Annual Meeting
         American  Stock  Transfer  &  Trust  Co                      The  1997  annual  meeting  of stockholders of
             40 Wall Street 46th Floor                                Green  Street  Financial Corp will be held at 5:15 pm
              New York, New York 10005                                on January 29, 1997  at  the  Corporation's corporate
                                                                      office at 241 Green Street, Fayetteville, N.C.
               Special Legal Counsel
        Malizia, Spidi, Sloane & Fisch, P.C.
                  1301 K Street NW                                                     Form 10-K
                Washington, DC  20005                                 A copy of Form 10-K as  filed  with the Securities and
                                                                      Exchange Commission will be furnished without
                Local Legal Counsel                                   charge to the Corporation's stockholders upon written
                Rose, Ray & O'Connor                                  request to Green Street Financial Corp, PO Box 1540,
                  214 Mason Street                                    Fayetteville, N.C. 28302
              Fayetteville, N.C. 28301

                Independent Auditors                                       Corporate Office
              McGladrey & Pullen, LLP                                      241 Green Street
                2418 Blue Ridge Road                                   Fayetteville, N.C. 28301
                Raleigh, N.C. 27605

                            Common Stock Information

The Corporation's stock began trading on April 4, 1996. There are 4,298,125 shares of common stock outstanding which were held by approximately 780 holders of record on September 30, 1996. After including persons or entities who hold stock in "street" name, the Corporation estimates that it has approximately 1,700 holders. The Corporation's common stock is quoted on the Nasdaq National Market under the symbol "GSFC." The high and low bids for the common stock for the quarter ended June 30, 1996 were $13 1/8 and $12, respectively; and for the quarter ended September 30, 1996, $15 5/8 and $12 3/8, respectively.

On July 19, 1996, the Corporation paid a regular quarterly dividend of $.10 a share to stockholders of record on July 8, 1996. In addition, a regular quarterly dividend of $.10 a share and a special dividend of $.15 a share was declared on August 28, 1996 to stockholders of record as of October 11, 1996 to be paid on October 25, 1996.