Form 10-K405, Exhibit 13
period 1997-09-30
GREEN STREET FINANCIAL CORP
filed 1997-12-18
CIK 1005017

EXHIBIT 13

                                    CONTENTS


----------------------------------------------------------------------------------------------
                                                                                       Page

Selected Financial Data                                                                     1

Report to Stockholders                                                                      2

Management's Discussion and Analysis                                                   3 - 14

Independent Auditor's Report                                                               15

Consolidated Financial Statements of:
   Financial condition at September 30, 1997 and 1996                                      16
   Income for years ended September 30, 1997, 1996 and 1995                                17
   Stockholders' equity for years ended September 30, 1997, 1996 and 1995                  18
   Cash flows for the years ended September 30, 1997, 1996 and 1995                   19 - 20

Notes to the Consolidated Financial Statements                                        21 - 41

Common Stock Information                                                                   42
Corporate Information                                                                      43

-----------------------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA

                                                                    September 30,
                                           -----------------------------------------------------------
                                               1997         1996        1995        1994        1993
                                           -----------------------------------------------------------
Financial Condition Data:                        (Dollars in Thousands, Except Per Share Amounts)
   Total assets                            $   177,962   $ 176,217   $ 151,028   $ 150,077   $ 163,069
   Investments (1)                              47,203      51,403      32,174      43,605      51,749
   Loans receivable, net                       128,946     123,148     117,201     105,094     109,499
   Savings deposits                            112,642     111,385     127,483     128,334     143,220
   Stockholders' equity (2)                     62,946      62,180      22,230      20,453      18,643
   Book value per share                          14.64       14.47          --          --          --

                                                             Years Ended September 30,
                                           -----------------------------------------------------------
                                                1997         1996       1995        1994        1993
                                           -----------------------------------------------------------

Operating Data:                                    (Dollars in Thousands, Except Per Share Amounts)
   Interest and dividend income            $    13,017   $  12,583   $  11,124   $  10,325   $  11,351
   Interest expense                              5,377       6,232       6,119       5,489       6,557
                                           -----------------------------------------------------------
   Net interest income                           7,640       6,351       5,005       4,836       4,794
   Provision for loan losses                        20          10          --          19          52
   Noninterest income                              104         128         106         145         133
   Noninterest expense (3)                       3,231       3,300       2,344       2,117       2,020
                                           -----------------------------------------------------------
   Income before income taxes                    4,493       3,169       2,767       2,845       2,855
   Income tax expense                            1,716       1,099         990       1,035       1,030
                                           -----------------------------------------------------------
   Net income                              $     2,777   $   2,070   $   1,777   $   1,810   $   1,825
                                           ===========================================================
   Earnings per share (2) (4)              $      0.67   $    0.28   $      --   $      --   $      --
   Dividends per share (5)                        0.57        0.35          --          --          --

Selected Other Data:
   Return on average assets                       1.58%       1.22%       1.21%       1.16%       1.12%
   Return on average equity                       4.41%       4.93%       8.29%       9.23%      10.24%
   Interest rate spread                           2.60%       2.50%       2.66%       2.58%       2.48%
   Net interest margin                            4.40%       3.78%       3.42%       3.11%       2.99%
   Dividend payout ratio                            85%        125%         --          --          --
   Average equity to average assets                 36%      24.76%      14.57%      12.52%      10.98%
   Nonperforming loans to total loans (6)         0.13%        .25%        .27%        .39%        .35%


(1)   Includes  interest  earning   deposits,   federal  funds,  and  investment
      securities.
(2) On April 3, 1996, Home Federal Savings and Loan Association converted from a federally chartered mutual savings association to a federally chartered stock savings association and became a wholly owned subsidiary of Green Street Financial Corp.
(3)   Includes nonrecurring insurance assessment of $792,868 during 1996.
(4) Earnings per share is based on earnings from April 3, 1996 to September 30, 1996 divided by the weighted average common stock equivalent number of shares outstanding during that period. See Note 1 to the consolidated financial statements.
(5) Dividends per share is based on dividends paid or declared on total outstanding shares.
(6)   Nonperforming loans is comprised of loans delinquent 90 days or more.

                             Report to Stockholders


Effective April 3, 1996, Home Federal Savings & Loan ("Home Federal") converted from mutual to stock ownership and became the wholly-owned subsidiary of Green Street Financial Corp, a holding company which was formed in connection with the conversion.

This second annual report of Green Street Financial Corp reflects the financial results of the Holding Company and Home Federal on a consolidated basis for the year ended September 30, 1997. Earnings for the year ended September 30, 1997 were $2.8 million and represent an increase of $.7 million over 1996. Earnings in 1996 were negatively impacted by federal legislation to recapitalize the Savings Association Insurance Fund ("SAIF"), signed into law on September 30, 1996. Green Street Financial Corp declared dividends of $2.5 million, or $0.57 per share in the year ended September 30, 1997.

On behalf of the Board of Directors and employees, I wish to thank you for your support and confidence. The trust that you have placed in us through your investment is gratifying, and we pledge our efforts to enhance the value of your stock through the safe and sound operation of the Corporation.

Sincerely,


/s/ H.D. Reaves, Jr.
H. D. Reaves, Jr.
President

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

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1997, 1996 and 1995, and changes in financial position for the years ended September 30, 1997 and 1996, respectively.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

        Comparison of Financial Condition at September 30, 1997 and 1996

Total consolidated assets increased by $1.8 million during 1997, from $176.2 million at September 30, 1996 to $178.0 million at September 30, 1997. The increase resulted primarily from savings growth of $1.3 million.

Loans receivable increased by approximately $5.8 million during 1997 to $128.9 million at September 30, 1997. The markets in which the Association operates have experienced consistent growth in recent years, and although diversification of the economic base continues to occur, the local economies remain substantially dependent on the large military installations situated in the Association's lending markets.

Savings deposits increased by approximately $1.3 million during 1997 and totaled $112.6 million at September 30, 1997. The Association increased interest rates on savings accounts during the year in order to increase deposits.

The Corporation had no outstanding borrowings during 1997 or 1996. However, the Association has borrowing capacity through the Federal Home Loan Bank of Atlanta.

The Corporation's return on average assets was 1.58% and 1.22%, and its return on average equity was 4.41% and 4.93%, for 1997 and 1996, respectively. The return on average assets in 1996 would have been 1.55% had the Association not been required to expense the special SAIF assessment during 1996. The decline in the return on average equity for 1996 and 1997 from 8.29% in 1995, was due primarily to the substantial increase in equity caused by the infusion of the stock offering proceeds. The passage of the "Deposit Insurance Funds Act of 1996" was undertaken to recapitalize the SAIF insurance fund of the FDIC and required a one time assessment to the Association of 65.7 basis points of its assessable deposit base as of March 31, 1995. The expense recorded for this special assessment amounted to $792,868 (See Note 6 to the consolidated financial statements).

The Association is required to meet certain capital requirements as established by the OTS. At September 30, 1997, the Association's capital was significantly in excess of regulatory capital requirements (See Note 15 to the consolidated financial statements).

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

             Comparison of Operating Results for 1997, 1996 and 1995

Net Income

Net income for the years ended September 30, 1997, 1996 and 1995 was $2.8 million, $2.1 million and $1.8 million, respectively. Net income in 1996 would have been approximately $500,000 higher than the earnings reported without the expense associated with the special assessment that occurred as a result of the Federal legislation to recapitalize the Savings Association Insurance Fund ("SAIF"). Earnings on the invested proceeds from the stock offering had a significant positive impact on net interest income and net income during 1997 and 1996.

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. See the table on page 13 which details the average balances, yields and costs of interest earning assets and interest bearing liabilities and the rate/volume table on page 14 which explains the changes in interest income, interest expense, and net interest income attributable to changes in volume and interest rates during 1997, 1996 and 1995.

Net interest income increased by $1,289,371 or 20.3% to $7,640,101 for the year ended September 30, 1997 from $6,350,730 reported in 1996. Net interest income amounted to $5,005,008 in 1995. The increase in net interest income during 1997 was attributable to an increase in the average balance of interest earning assets and a decline in interest paid on deposits. Net interest income increased by $1,345,722 from 1995 to 1996 primarily due to a $21.7 million increase in the average balance of interest earning assets as a result of the stock issuance.

Interest Income

Total interest income increased to $13,017,519 for 1997 from $12,582,992 in 1996, an increase of $434,527 or 3.5%. The increase during 1997 was attributable to an increase in the average balance of interest earning assets over the previous year. The increase in interest income during 1996 was attributable to a $21.7 million increase in the average balance of interest earning assets due to the proceeds received from the stock issuance. The Association's overall yield on interest earning assets increased slightly during 1997, from 7.48% in 1996 to 7.50% in 1997. The Association's overall yield on interest earning assets declined slightly during 1996, from 7.59% in 1995 to 7.48% in 1996.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Interest Expense

Total interest expense decreased to $5,377,418 in 1997 from $6,232,262 in 1996, a decrease of $854,844 or 13.7%. The Association's average balance of deposits decreased substantially in 1997 from 1996 and had a material impact on the decrease in interest expense. Home Federal's cost of funds was 4.91% in 1997 as compared to 4.98% in 1996.

Provision For Loan Losses

The Association's provision for loan losses amounted to approximately $20,000, $10,000 and $-0- for the years ended September 30, 1997, 1996 and 1995, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Home Federal's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged-off against the allowance when management believes that collectibility is unlikely. An evaluation to increase the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

The Association's level of nonperforming loans, defined as loans past due 90 days or more, is relatively insignificant as a percentage of total loans outstanding and amounted to .13%, .25%, and .27% at September 30, 1997, 1996 and 1995, respectively. Home Federal had no loans charged-off during the three-year period ended September 30, 1997.

Noninterest Income

Noninterest income amounted to $103,983, $127,943 and $105,906 in 1997, 1996 and 1995, respectively. Noninterest income consists primarily of service charges and fees associated with the Association's loan and savings accounts as well as income from insurance commissions and rental of office space.

Noninterest Expense

Noninterest expense consists primarily of operating expenses for compensation and associated benefits, occupancy, federal insurance premiums and operating assessments, advertising costs, and data processing charges as well as expenses associated with general administration. Noninterest expenses amounted to $3,231,172, $3,300,001 and $2,343,505 in 1997, 1996 and 1995, respectively.
During 1996, the Association accrued and expensed $792,868 for a special assessment required to recapitalize the SAIF of the FDIC. Without such charge, noninterest expense for 1996 would have been $2,507,133, or approximately 7.0% higher than in 1995.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Noninterest Expense (Continued)

Compensation and employee benefits increased by $821,441 during 1997 from $1,458,435 in 1996 to $2,279,876 in 1997. The primary cause for the increase was the expense associated with forming the Restricted Stock Plan ("RSP") during 1997. Compensation and employee benefits increased by $94,303 during 1996 from $1,364,132 in 1995 primarily as a result of forming the ESOP during 1996. Deposit insurance, excluding the special assessment in 1996, fluctuates with the level of deposits outstanding during the periods. Occupancy, advertising and data processing charges did not change significantly during the three year period ended September 30, 1997. Increases in other general administrative expense during 1997 and 1996 were attributable to various costs associated with operating as a public company. It is expected that noninterest expense will remain above pre-conversion levels as a result of benefit plans and other costs associated with operating as a public company. Expected reductions in deposit insurance premiums are anticipated to only partially offset these expected higher costs.

In 1996, the FDIC imposed a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits paid a special assessment, subject to adjustment. The Corporation charged $792,868 against pretax earnings for the quarter ended September 30, 1996 for this assessment.

Income Taxes

The Corporation's effective income tax rate was 38.20%, 34.68% and 35.79% in 1997, 1996, and 1995, respectively. The differences in rates were due to changes in the components of permanent tax differences. (See Note 14 to the consolidated financial statements.)

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

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                          Future Reporting Requirements

The Financial Accounting Standards Board has issued SFAS No. 128, Earnings Per Share and SFAS No. 130, Reporting Comprehensive Income both of which the Association has not been required to adopt as of September 30, 1997.

SFAS No. 128, Earnings Per Share, which will be in effect for the Association's quarterly reporting beginning December 31, 1997, establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. The Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation. It is not expected that this statement will materially effect the calculation of the Corporation's earnings per share.

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It is not expected that this statement will materially effect the presentation of the Corporation's comprehensive income.

                Special Note Regarding Forward-Looking Statements

Statements herein regarding estimated future expense levels and other matters may constitute forward-looking statements under the federal securities laws. Such statements are subject to certain risks and uncertainties. Undue reliance should not be placed on this information. These estimates are based on the current expectations of management, which may change in the future due to a large number of potential events, including unanticipated future developments.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                         Capital Resources and Liquidity

During 1997, Green Street Financial Corp paid a regular quarterly dividend of $.10 a share on January 22, 1997 and April 23, 1997, a regular quarterly dividend of $.11 a share on July 23, 1997 and declared a regular quarterly and a special dividend of $.11 and $.15 a share, respectively, on September 30, 1997 to be paid on October 22, 1997 to stockholders of record as of October 10, 1997. Although the Corporation anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The objective of the Corporation's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities to enhance stockholders' value. More specifically, liquidity ensures that adequate funds are available to meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses and dividends to stockholders, and other institutional commitments. Funds are primarily provided through financial resources from operating activities, expansion of the deposit base, the maturity of investments, or the ability to raise equity capital.

During the year ended September 30, 1997, cash and cash equivalents, a significant source of liquidity, decreased by approximately $2.4 million. Cash and cash equivalents increased by $6.8 million during 1996. Cash flow resulting from internal operating activities provided increases of $2.6 million and $2.5 million in cash during the years ended September 30, 1997 and 1996, respectively. Deposits increased by $1.3 million during 1997. For 1996, financing activities provided sources of funds for asset growth and liquidity. For the year ended September 30, 1996, deposits decreased by $16.1 million but proceeds from the stock offering provided an additional $39.1 million of cash. The proceeds from the stock offering were used primarily to fund investment and loan growth as well as enable the Association to fund deposit outflows. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. The recent stock offering will also enhance the Association's ability to grow, and lessen to some extent its reliance on its deposit base for financing its operations. In addition, the Association has a readily available source of credit through its borrowing capacity at the Federal Home Loan Bank of Atlanta.

Cash provided by operating and financing activities is used to originate new loans to customers, to maintain liquid investment portfolios, and to meet short term liquidity requirements. During 1997 and 1996, loans outstanding increased by $5.8 million and $6.2 million, respectively. During 1997 and 1996, the Corporation purchased investment securities amounting to $27.0 million and $12.0 million, respectively.

As a federally chartered savings association, Home Federal must maintain a daily average balance of liquid assets equal to at least 5% of withdrawable deposits and short-term borrowings. The Association's liquidity ratio at September 30, 1997, as computed under OTS regulations, was considerably in excess of such requirements. Given its excess liquidity and its ability to borrow from the Federal Home Loan Bank, the Association believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

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

In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. However, this rule is not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The following table presents the Association's NPV at September 30, 1997, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by the Association. Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Association's assets and liabilities would perform as set forth below.

As a result, certain shortcomings are inherent in the following NPV table because the data reflects hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Association as well as other institutions. However, based on the data below, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally during periods of increasing interest rates, the Association's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Association's interest rate spread and margin. This would result from an increase in the Association's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Association's net interest income.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                     Asset/Liability Management (Continued)

                                     Net Portfolio Value                   NPV as a % of PV of Assets
                      ------------------------------------------------  --------------------------------
Change in Rates            $ Amount      $ Change (1)    % Change (2)      NPV Ratio (3)    Change (4)
-------------------   ------------------------------------------------  --------------------------------
+400 bp                     35,123        (13,662)           -28 %          23.95 %         -607 bp

+300 bp                     38,653        (10,131)           -21 %          25.65 %         -437 bp

+200 bp                     42,227         (6,558)           -13 %          27.27 %         -275 bp

+100 bp                     45,693         (3,091)            -6 %          28.76 %         -126 bp
   0 bp                     48,784             --             --            30.02 %           --
-100 bp                     50,924          2,140             +4 %          30.82 %         + 80 bp
-200 bp                     52,360          3,576             +7 %          31.30 %         +128 bp
-300 bp                     54,009          5,225            +11 %          31.85 %         +183 bp
-400 bp                     56,125          7,341            +15 %          32.58 %         +256 bp



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

At September 30, 1997, a change in interest rates of a positive 200 basis points would have resulted in a 275 basis point decrease in NPV as a percentage of the present value of the Association's total assets. Utilizing the OTS IRR measurement described above, at September 30, 1997 the Association would have been considered by the OTS to have been subject to "above normal" IRR. However the Association is substantially in excess of its required risk-based capital requirement at September 30, 1997 and would continue to be so even if the IRR component rule was implemented by the OTS.

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

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MARKET RISK ANALYSIS
September 30, 1997

                                                                        Expected Maturity Date
                             ------------------------------------------------------------------------------------------------------
                                                                        Year Ended September 30,
                             ------------------------------------------------------------------------------------------------------
                                1998         1999         2000        2001        2002    Thereafter       Total        Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
   Loans - fixed:
      Balance                $   538,865  $  210,586  $  500,189  $  576,298  $1,950,162  $75,656,918   $79,433,018    $79,678,266
      Interest rate                10.34%       9.33%       9.01%       9.75%       8.95%        8.43%         8.70%            --
   Loans - variable:
      Balance                 51,677,634     551,100          --          --          --           --    52,228,734     52,228,734
      Interest rate                 7.24%       7.18%         --          --          --           --          7.20%            --
   Investments (1):
      Balance                 33,087,640          --          --   1,500,000   9,000,000    3,000,000    46,587,640     46,642,956
      Interest rate                 5.65%         --          --        7.20%       6.84%        7.07%         6.02%            --
Liabilities:
   Deposits (2):
      Balance                 27,249,725          --          --          --          --           --    27,249,725     27,249,725
      Interest rate                 3.52%         --          --          --          --           --          3.52%            --
   Deposits - certificates:
      Balance                 64,154,344   9,818,585   4,312,547   7,039,871      66,821           --    85,392,168     85,439,000
      Interest rate                 5.60%       5.94%       5.98%       6.00%       8.00%          --          5.70%            --




(1)   Includes  deposits,   federal  funds,  and  held  to  maturity  investment
      securities.
(2) Includes Passbook Accounts, NOW Accounts, Super NOW Accounts, Money Market Funds and accrued interest.

Average Balances, Interest, Yields and Costs

The following table sets forth certain information relating to the Corporation's average balance sheet and reflects the average yield on assets and average cost of liabilities at and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused a material difference in the information presented.

                                                                            Year Ended September 30,
                                            ---------------------------------------------------------------------------------------
                         At September 30,
                               1997                   1997                            1996                         1995
                         ------------------ -----------------------------  ---------------------------  ----------------------------

                         Actual   Average   Average             Average    Average           Average    Average            Average
                         Balance Yield\Cost Balance  Interest  Yield/Cost  Balance Interest Yield/Cost  Balance  Interest Yield/Cost
                         ------- ---------- -------  --------  ----------  ------- -------- ----------  -------- -------- ----------
                                                                              (Dollars in Thousands)
Assets:
Interest earning assets:
  Interest-bearing
    deposits            $ 32,533   5.65%  $ 33,447   $ 1,838      5.50% $ 40,508  $ 2,206     5.45%   $ 30,850  $ 1,766     5.72%
  Investments, at cost    14,671   6.66%    14,545       977      6.72%    6,656      480     7.21%      3,416      249     7.29%
  Loans receivable       128,946   7.91%   125,520    10,202      8.13%  121,024    9,897     8.18%    112,201    9,109     8.12%
                        --------          --------   -------            -------- -------              --------  -------
Total interest-earning
  assets                 176,150   7.39%   173,512   $13,017      7.50%  168,188  $12,583     7.48%    146,467  $11,124     7.59%
                                                     -------                      -------                       -------
Non-interest-earning
  assets                   1,812             1,628                         1,322                           701
                        --------          --------                      --------                      --------
      Total             $177,962          $175,140                      $169,510                      $147,168
                        ========          ========                      ========                      ========

Liabilities and
  retained earnings:
Interest-bearing
 liabilities:
  Passbook accounts     $ 12,991   3.33%  $ 14,237   $   432      3.03% $ 20,068  $   548     2.73%   $ 15,870  $   576     3.63%
  MMDA accounts           14,225   3.99%    14,175       567      4.00%   14,344      583     4.06%     14,845      622     4.19%
  Certificates of
   deposit                85,392   5.13%    81,205     4,378      5.39%   90,779    5,101     5.62%     93,281    4,921     5.28%
                        --------          --------   -------            --------  -------             --------  -------
Total interest-bearing
  liabilities            112,608   4.77%   109,617   $ 5,377      4.91%  125,191  $ 6,232     4.98%    123,996  $ 6,119     4.93%
                                                     -------                      -------                       -------
Non-interest-bearing
  liabilities              2,408             2,476                         2,354                         1,727
Stockholders' Equity      62,946            63,047                        41,965                        21,445
                         -------           -------                       -------                       -------
      Total             $177,962          $175,140                      $169,510                      $147,168
                        ========          ========                      ========                      ========

Net interest income and
  interest rate
  spread (1)                       2.61%             $  7,640     2.60%           $ 6,351     2.50%             $  5,005    2.66%
                                                     ========                     =======                       ========
Net yield on interest-
  earning assets (2)               4.34%                          4.40%                       3.78%                         3.42%
Ratio of interest-
  earning assets to
  interest-bearing
  liabilities                    156.43%                        158.29%                     134.35%                       118.12%



(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Corporation's interest earning assets and interest bearing liabilities. The table distinguishes between (1) changes in net interest income attributable to volume (changes in volume multiplied by the prior period's interest rate), (ii) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and (iii) mixed changes (changes in volume multiplied by changes in rates).

                                            Year Ended September 30,                   Year Ended September 30,
                                              1997     vs.     1996                      1996     vs.     1995
                                     ---------------------------------------     --------------------------------------
                                       Increase (Decrease) Attributable to         Increase (Decrease) Attributable to
                                     ---------------------------------------     ---------------------------------------
                                                              Rate/                                      Rate/
                                     Volume       Rate       Volume      Net     Volume      Rate       Volume       Net
                                     ------       ----       ------      ---     ------      ----       ------       ---
                                                                    (Dollars in Thousands)
Interest income on:
  Interest earning deposits         $   (385)   $    20    $    (3)   $  (368)   $   553    $   (86)   $   (27)   $   440
  Investments, at cost                   569        (33)       (39)       497        236         (3)        (2)       231
  Loan receivable                        368        (60)        (2)       305        716         66          6        788
                                     -------    -------    -------    -------    -------    -------    -------    -------
    Total interest income on
       interest-earning assets           552        (73)       (45)       434      1,505        (23)       (23)     1,459
                                     -------    -------    -------    -------    -------    -------    -------    -------

Interest expense on:
  Passbook accounts                     (159)        61        (18)      (116)       152       (143)       (37)       (28)
  MMDA accounts                           (7)        (9)         0        (16)       (21)       (19)         1        (39)
  Certificates of deposit               (538)      (207)        22       (723)      (132)       321)        (9)       180
                                     -------    -------    -------    -------    -------    -------    -------    -------
    Total interest expense on
      interest-bearing liabilities      (704)      (155)         4       (855)        (1)       159        (45)       113
                                     -------    -------    -------    -------    -------    -------    -------    -------

Increase (decrease) in net interest
   income                            $ 1,256    $    82    $   (49)   $ 1,289    $ 1,506    $  (182)   $    22    $ 1,346
                                     =======    =======    =======    =======    =======    =======    =======    =======

                                     [LOGO]

                            MCGLADREY & PULLEN, LLP
                  --------------------------------------------
                  Certified Public Accountants and Consultants



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Green Street Financial Corp
Fayetteville, North Carolina

We have audited the accompanying consolidated statements of financial condition of Green Street Financial Corp and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Street Financial Corp and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                                     /s/ McGladrey & Pullen, LLP



Raleigh, North Carolina
October 23, 1997

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 1997 and 1996


ASSETS                                                                              1997             1996
------------------------------------------------------------------------------------------------------------
Cash and short-term cash investments:
   Interest-bearing                                                           $  29,414,597    $  33,107,849
   Noninterest-bearing                                                              555,043          249,345
Federal funds sold                                                                3,118,000        2,124,712
Investment securities:  (Note 2)
   Held to maturity                                                              13,500,000       14,999,179
   Nonmarketable equity securities                                                1,170,889        1,170,889
Loans receivable, net (Note 3)                                                  128,945,951      123,147,779
Accrued interest receivable, investments                                            222,716          255,566
Real estate acquired in settlement of loans                                              --           34,425
Property and equipment, net (Note 4)                                                306,794          330,260
Prepaid expenses and other assets (Note 12)                                         727,688          675,084
Deferred tax assets (Note 14)                                                            --          122,000
                                                                              ------------------------------
           Total assets                                                       $ 177,961,678    $ 176,217,088
                                                                              ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits (Note 5)                                                          $ 112,641,893    $ 111,385,386
   Advance payments by borrowers for taxes and insurance                            250,662          179,444
   Accrued expenses and other liabilities                                           348,080          174,607
   Special SAIF assessment (Note 6)                                                      --          792,868
   Dividends payable                                                              1,117,513        1,074,531
   Deferred compensation (Note 7)                                                   387,847          405,233
   Deferred income taxes (Note 14)                                                   27,000               --
   Income taxes payable                                                             243,000           25,000
                                                                              ------------------------------
           Total liabilities                                                    115,015,995      114,037,069
                                                                              ------------------------------
Commitments  and  contingencies  (Notes 8, 10, 11 and 16)
Stockholders'  Equity (Note 15):
   Preferred stock,  authorized  1,000,000 shares;  none issued                          --               --
   Common stock, no par value, authorized 10,000,000 shares;
    issued and outstanding 4,298,125 shares                                              --               --
   Additional paid-in capital                                                    41,816,239       41,767,226
   Note receivable, ESOP (Note 9)                                                (2,210,000)      (2,470,000)
   Retained earnings, substantially restricted (Note 15)                         23,339,444       22,882,793
                                                                              ------------------------------
                                                                                 62,945,683       62,180,019
                                                                              ------------------------------
                                                                              $ 177,961,678    $ 176,217,088
                                                                              ==============================

See Notes to Consolidated  Financial Statements

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 1997, 1996 and 1995


                                                       1997          1996           1995
--------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans                                           $10,202,266    $ 9,897,134    $ 9,108,701
   Short-term cash investments                       1,837,998      2,206,230      1,766,248
   Investment securities                               977,255        479,628        248,652
                                                   -----------------------------------------
              Total interest income                 13,017,519     12,582,992     11,123,601
Interest on deposits (Note 5)                        5,377,418      6,232,262      6,118,593
                                                   -----------------------------------------
              Net interest income                    7,640,101      6,350,730      5,005,008
Provision for loan losses (Note 3)                      20,000         10,073             --
                                                   -----------------------------------------
              Net interest income after
              provision for loan losses              7,620,101      6,340,657      5,005,008
                                                   -----------------------------------------
Noninterest income:
   Service charges and fees                             30,447         52,595         43,119
   Other                                                73,536         75,348         62,787
                                                   -----------------------------------------
                                                       103,983         127,943       105,906
                                                   -----------------------------------------
Noninterest expense:
   Compensation and benefits (Notes 8, 9,10 and 11)  2,279,876      1,458,435      1,364,132
   Deposit insurance                                   155,132        334,329        336,479
   Special SAIF assessment (Note 6)                         --        792,868             --
   Occupancy expenses                                  146,610        161,807        155,249
   Advertising                                         161,431        137,558        159,632
   Data processing expense                              91,234         97,384         93,235
   Other                                               396,889        317,620        234,778
                                                   -----------------------------------------
                                                     3,231,172       3,300,001     2,343,505
                                                   -----------------------------------------
              Income before income taxes             4,492,912      3,168,599      2,767,409
                                                   -----------------------------------------
Income taxes (credits) (Note 14):
   Current                                           1,567,265      1,348,953        971,403
   Deferred                                            149,000       (250,000)        19,000
                                                   -----------------------------------------
                                                     1,716,265      1,098,953        990,403
                                                   -----------------------------------------
              Net income                           $ 2,776,647    $ 2,069,646    $ 1,777,006
                                                   =========================================

Earnings per share (Note 1)                        $      0.67    $      0.28    $        --
                                                   =========================================
Weighted average common and common
   equivalent shares outstanding                     4,116,271      4,051,125             --
                                                   =========================================
Cash dividends per share                           $      0.57    $      0.35    $        --
                                                   =========================================

See Notes to Consolidated Financial Statements

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 1997, 1996 and 1995

                                          Additional           Note
                                            Paid-in         Receivable          Retained
                                            Capital            ESOP             Earnings        Total
--------------------------------------------------------------------------------------------------------

Balance at  September 30, 1994            $         --     $       --       $ 20,453,385    $ 20,453,385
   Net income                                       --             --          1,777,006       1,777,006
                                          --------------------------------------------------------------
Balance at  September 30, 1995                      --             --         22,230,391      22,230,391
   Net income                                       --             --          2,069,646       2,069,646
   Net proceeds from issuance of common
   stock common stock (Note 15)             39,126,861             --                 --      39,126,861
   Purchase of common stock
      by the ESOP (Note 9)                   2,600,000      (2,600,000)               --              --
   Repayment of ESOP note                           --         130,000                --         130,000
   ESOP contribution (Note 9)                   40,365              --                --          40,365
   Cash dividends                                   --              --        (1,417,244)     (1,417,244)
                                          --------------------------------------------------------------

Balance at  September 30, 1996              41,767,226      (2,470,000)       22,882,793      62,180,019
   Net income                                       --              --         2,776,647       2,776,647
   Repayment of ESOP note                           --         260,000                --         260,000
   ESOP contribution (Note 9)                  182,325              --                --         182,325
   Cash dividends                                   --              --        (2,319,996)     (2,319,996)
   RSP awards in excess of
      grant price (Note 10 )                  (133,312)             --                --        (133,312)
                                          --------------------------------------------------------------
Balance at September 30, 1997             $ 41,816,239     $(2,210,000)     $ 23,339,444    $ 62,945,683
                                          ===============================================================


See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 1997, 1996 and 1995


                                                             1997           1996           1995
---------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                             $ 2,776,647    $ 2,069,646    $ 1,777,006
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                             36,504         42,428         42,137
      Deferred income taxes                                   149,000       (250,000)        19,000
      Accretion of investment discounts                          (821)        (5,741)            --
      Net gain on disposal of real estate
        acquired in settlement of loans                       (12,354)       (22,104)        (1,220)
      Provision for loan losses                                20,000         10,073             --
      ESOP contribution expense credited to
        additional paid-in capital                            182,325         40,365             --
      Increase (decrease) in reserve for
        uncollected interest                                  (10,850)         2,529        (16,975)
      Increase (decrease) in deferred compensation            (17,386)        (5,782)        14,222
      Changes in assets and liabilities:
        (Increase) decrease in:
           Prepaid expenses and other assets                  (52,604)       (80,283)       (60,427)
           Refundable income taxes                                 --         12,000        (12,000)
           Accrued interest receivable                         32,850       (138,655)       (56,911)
        Increase (decrease) in:
           Accrued expenses and other liabilities              40,161         35,603        100,674
           Accrued special SAIF assessment                   (792,868)       792,868             --
           Income taxes payable                               218,000         25,000        (12,500)
                                                          ------------------------------------------
              Net cash provided by operating activities     2,568,604      2,527,947      1,793,006
                                                          ------------------------------------------

Cash Flows From Investing Activities
   Purchase of held to maturity investment securities     (27,000,000)   (12,000,000)    (2,993,438)
   Proceeds from maturity of held to maturity
      investment securities                                28,500,000             --             --
   Net increase in  loans receivable                       (5,807,322)    (6,174,422)   (12,130,078)
   Proceeds from sale of real estate acquired
      in settlement of loans                                   46,779        203,013         79,158
   Purchase of equipment                                      (13,038)       (20,436)       (15,709)
                                                          ------------------------------------------
              Net cash used in investing activities        (4,273,581)   (17,991,845)   (15,060,067)
                                                          ------------------------------------------

                          (Continued)

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

Years Ended September 30, 1997, 1996 and 1995


                                                        1997           1996             1995
------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Net increase (decrease)  in deposits            $  1,256,507    $(16,097,559)   $   (850,916)
   Decrease in advance payments by borrowers
       for taxes and insurance                           71,218        (457,085)        (96,688)
   Net proceeds received from issuance of
      common stock                                           --      39,126,861              --
   Principal repayments received on ESOP note           260,000         130,000              --
   Cash dividends paid                               (2,277,014)       (404,463)             --
                                                   --------------------------------------------
              Net cash provided by (used in)
              financing activities                     (689,289)     22,297,754        (947,604)
                                                   --------------------------------------------
              Net  increase (decrease) in cash
              and cash equivalents                   (2,394,266)      6,833,856     (14,214,665)
Cash and cash equivalents:
   Beginning                                         35,481,906      28,648,050      42,862,715
                                                   --------------------------------------------
   Ending                                          $ 33,087,640    $ 35,481,906    $ 28,648,050
                                                   ============================================

Cash and cash equivalents:
   Cash and short-term investments:
      Interest-bearing                             $ 29,414,597    $ 33,107,849    $ 27,472,071
      Noninterest-bearing                               555,043         249,345         638,210
      Federal funds sold                              3,118,000       2,124,712         537,769
                                                   --------------------------------------------
                                                   $ 33,087,640    $ 35,481,906    $ 28,648,050
                                                   ============================================

Supplemental Disclosure of Cash Flow Information
   Cash payments for:
      Interest                                     $  5,374,888    $  6,239,628    $  6,144,260
                                                   ============================================
      Income taxes                                 $  1,349,265    $  1,147,800    $    997,000
                                                   ============================================

Supplemental Disclosure of Noncash Investing
  and Financing Activities
   Transfer from loans to real estate
      acquired in settlement of loans              $       --      $    215,334    $    40,190
                                                   ============================================
   Dividends declared and accrued                  $1,117,513      $  1,074,531    $        --
                                                   ============================================
   Stock issued in exchange for note receivable
      from ESOP                                    $       --      $  2,600,000    $        --
                                                   ============================================


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

Nature of business: The Association is a federally chartered operating savings and loan association primarily engaged in the business of obtaining deposits and providing mortgage credit to the general public. The Association's business is conducted primarily in Fayetteville, North Carolina in Cumberland County. The Association's primary regulator is the Office of Thrift Supervision ("OTS") and its deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Outlined below are the accounting and reporting policies considered significant by the Corporation:

Principles of consolidation: The consolidated financial statements for the years ended September 30, 1997 and 1996 include the accounts of Green Street Financial Corp and its wholly-owned subsidiary, Home Federal Savings and Loan Association. Green Street Financial Corp was capitalized on April 3, 1996; therefore, the consolidated financial statements include the operations of the Corporation for periods subsequent to April 3, 1996. The financial statements for the year ended September 30, 1995 present only the accounts and operations of Home Federal. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.     Nature of Business and Significant Accounting Policies (Continued)

Investment securities: The Association accounts for its investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 Accounting for Certain Investments in Debt and Equity Securities. Accordingly, equity securities, which are nonmarketable, do not require classification under SFAS No. 115 and continue to be carried at cost. Securities classified as held to maturity are those debt securities the Corporation has both the intent and the ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by a method which approximates the interest method over their contractual lives. The Corporation currently has no securities which are classified as available for sale or trading. Gain or loss on sale of securities is recognized when realized and is based upon the specific-identification method.

Loans receivable: Loans receivable are stated at unpaid principal balances, less allowances for loan losses, the undisbursed portion of loans in process, and net deferred loan origination fees and discounts. The loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust on single-family residences, other residential property and nonresidential property.

Loan fees and discounts: The Association receives fees for originating and servicing loans. The Association defers all origination fees less certain direct costs as an adjustment to yield of the related loans and amortizes such fees into income, using the interest method, over the economic life of the related loans, estimated to be twelve years.

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

The Association follows SFAS No. 114, Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. SFAS No. 114, as amended, requires that the Association establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. The adoption of SFAS No. 114 did not have an effect on the Association's reporting for impaired loans since the Association had no loans outstanding during the year ended September 30, 1997 which it considers to be impaired. Therefore, there is no specific allowance for impaired loans at September 30, 1997.

Interest income: Interest on loans is recognized over the term of the loans and is calculated primarily using the simple-interest method on principal amounts outstanding. Accrual of interest is generally stopped when the loan becomes 90 days past due. Interest on these loans is recognized only when actually paid by the borrower.

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

Real estate acquired in settlement of loans: Real estate acquired in settlement of loans is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value, minus estimated cost to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred. At September 30, 1997, the Association did not hold any such real estate.

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

Earnings per share: The earnings per share computation for 1996 is based on net income earned from the date of Conversion, April 3, 1996, divided by the weighted average number of common and common equivalent shares outstanding from the date of Conversion to the end of the 1996 fiscal year. Subsequently, earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding for the year. The computations exclude shares which are unallocated under the employee stock ownership plan.

Fair value of financial instruments: The estimated fair values required under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates. Accordingly, the estimates for the fair value of the Corporation's financial instruments are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates are based on pertinent information available to management as of September 30, 1997 and 1996, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

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

   Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for remaining loans has been estimated by discounting the projected future cash flows at September 30, 1997 and 1996, using the rate on those dates at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans.

   Deposits: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of September 30, 1997 and 1996. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on September 30, 1997 and 1996 for deposits of similar remaining maturities.

   Off-balance-sheet commitments: Because the Association's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

Future  Reporting  Requirements:  The Financial  Accounting  Standards Board has
issued SFAS No. 128, Earnings Per Share and SFAS No. 130, Reporting Comprehensive Income both of which the Association has not been required to adopt as of September 30, 1997.

SFAS No. 128, Earnings per Share, which will be in effect for the Association's quarterly reporting beginning December 31, 1997, establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. The Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation. It is not expected that this statement will materially effect the calculation of the Corporation's earnings per share.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.     Nature of Business and Significant Accounting Policies (Continued)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It is not expected that this statement will materially affect the presentation of the Corporation's comprehensive income.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2. Investment Securities

The amortized cost and estimated market value of investment securities are as follows at September 30, 1997 and 1996:


                                                               1997
                                      -------------------------------------------------------
                                                       Gross         Gross        Estimated
                                      Amortized     Unrealized    Unrealized        Market
                                         Cost          Gains         Losses         Value
                                      -------------------------------------------------------
Held to maturity:
   Debt securities:
      US Agency obligations           $ 13,500,000    $ 55,316     $      --     $13,555,316
                                      -------------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank Stock          1,126,400          --            --       1,126,400
   Central Service Corporation Stock        44,489          --            --          44,489
                                      -------------------------------------------------------
                                         1,170,889          --            --       1,170,889
                                      -------------------------------------------------------
                                      $ 14,670,889    $ 55,316     $      --     $14,726,205
                                      =======================================================

                                                               1996
                                       -----------------------------------------------------
                                                         Gross        Gross       Estimated
                                        Amortized      Unrealized   Unrealized      Market
                                          Cost           Gains       Losses          Value
                                       -----------------------------------------------------
Held to maturity:
   Debt securities:
      US Treasury obligations          $ 2,999,179   $    16,760   $        --   $ 3,015,939
      US Agency obligations             12,000,000        22,974            --    12,022,974
                                       -----------------------------------------------------
                                        14,999,179        39,734            --    15,038,913
                                       -----------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank Stock          1,126,400            --            --     1,126,400
   Central Service Corporation Stock        44,489            --            --        44,489
                                       -----------------------------------------------------
                                         1,170,889            --            --     1,170,889
                                       -----------------------------------------------------
                                       $16,170,068   $    39,734   $        --   $16,209,802
                                       =====================================================


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

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 2. Investment Securities (Continued)

The amortized cost and estimated fair value of debt securities in the "held to maturity" category at September 30, 1997 by contractual maturity are as shown below. The Corporation has no debt securities classified as "available for sale" at September 30, 1997.

                                                 1997
                                        -------------------------
                                                       Estimated
                                        Amortized        Market
                                           Cost           Value
                                        -------------------------
Held to maturity:
   Due in one year through five years   $10,500,000   $10,551,566
   Due after five years                   3,000,000     3,003,750
                                        -------------------------
                                        $13,500,000   $13,555,316
                                        -------------------------


There were no sales of investment securities during 1997, 1996 or 1995.


Note 3. Loans Receivable

Loans receivable consist of the following:

                                                    1997             1996
                                                -----------------------------
Mortgage loans:
   Residential one-to-four family               $106,083,836    $102,011,126
   Residential multifamily                         7,527,305       5,578,541
   Nonresidential real estate                     14,172,176      15,544,319
   Residential construction                        3,444,852       2,947,667
   Installment loans                                 433,583         141,868
                                                -----------------------------
                                                 131,661,752     126,223,521
                                                -----------------------------
Less:
   Allowance for loan losses                         254,763         234,763
   Unamortized loan fees                             964,726         930,788
   Undisbursed portion of loans in process         1,496,312       1,910,191
                                                -----------------------------
                                                   2,715,801       3,075,742
                                                -----------------------------
                                                $128,945,951    $123,147,779
                                                =============================
   Weighted average yield on loans receivable           8.13%           8.18%
                                                ============================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 3. Loans Receivable (Continued)

The following sets forth information regarding the Association's allowance for loan losses:

                                    1997      1996         1995
                                  ------------------------------
Balance, beginning                $234,763   $224,690   $224,690
   Provisions charged to income     20,000         --     10,073
   Charge-offs                          --         --         --
                                  ------------------------------
Balance, ending                   $254,763   $234,763   $224,690
                                  ==============================


The Association places loans on nonaccrual status when a loan is contractually more than 90 days delinquent by establishing reserves for uncollected interest. When uncollected interest is subsequently received, the reserve is reduced and the interest is recorded as income. At September 30, 1997, 1996, and 1995 the Association had loans totaling $173,336, $309,666, and $318,737, respectively, which were contractually delinquent 90 days or more. Interest income on these loans, which would have been recognized had the loans amortized as scheduled, has been decreased by $2,776, $13,626, and $11,098 for the years ended September 30, 1997, 1996 and 1995.

Officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with the Association in the ordinary course of business.

Aggregate loan transactions with related parties were as follows:


                                 September 30,   September 30,
                                     1997            1996
                                  --------------------------
Beginning balance                 $ 146,874        $ 161,253
New loans                           367,000               --
Repayments                          (82,372)         (14,379)
                                  --------------------------
Ending balance                    $ 431,502        $ 146,874
                                  ==========================

Maximum balance during the year   $ 442,668        $ 161,253
                                  ==========================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 29. Property and Equipment

Property and equipment are summarized as follows:


                               1997           1996
                           --------------------------
Land                       $   150,972    $   150,972
Buildings                      722,506        717,851
Furniture and equipment        264,266        279,560
                           --------------------------
                             1,137,744      1,148,383
Accumulated depreciation      (830,950)      (818,123)
                           --------------------------
                           $   306,794    $   330,260
                           ==========================


Depreciation expense was $36,504, $42,428 and $42,137 for the years ended September 30, 1997, 1996 and 1995, respectively.


Note 29. Deposits

Deposits consist of the following:


                                                   1997             1996
                                               -----------------------------
Passbook accounts, 3.00% (2.75% in 1996)       $ 12,991,011    $ 14,679,647
NOW accounts, 2.75% (2.50% in 1996)                 132,743         132,220
Super NOW accounts, 4.00% (4.00% in 1996)           107,637         127,806
Money market accounts, 4.00% (4.00% in 1996)     13,984,393      13,163,166
                                               -----------------------------
                                                 27,215,784      28,102,839
                                               -----------------------------
Certificates:
   3.00% and below                                1,507,374       1,462,652
   3.01% - 5.00%                                  2,310,535      29,080,510
   5.01% - 7.00%                                 80,782,589      52,301,109
   7.01% and above                                  791,670         406,865
                                               -----------------------------
                                                 85,392,168      83,251,136
                                               -----------------------------
Accrued interest on deposits                         33,941          31,411
                                               -----------------------------
                                               $112,641,893    $111,385,386
                                               =============================
Weighted average cost of funds                         4.91%           4.98%
                                               =============================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



Note 5. Deposits (Continued)

Certificate accounts are summarized by maturity at September 30, 1997 as follows:


                      1998          1999         2000        Thereafter     Total
                  -------------------------------------------------------------------
3.00% and below   $ 1,062,192   $   353,819   $    91,363   $        --   $ 1,507,374
3.01% - 5.00%       2,310,535            --            --            --     2,310,535
5.01% - 7.00%      60,528,082     9,205,862     4,041,890     7,006,755    80,782,589
7.01% and above       253,535       258,904       179,294        99,937       791,670
                  -------------------------------------------------------------------
                  $64,154,344   $ 9,818,585   $ 4,312,547   $ 7,106,692   $85,392,168
                  ===================================================================

The aggregate amount of certificates of deposit included in the table above with a minimum denomination of $100,000 is shown below:


Maturity                                               Amount
-----------------------------------------------------------------
Less than 3 months                               $      2,350,191
4 to 12 months                                          5,490,170
More than 12 months                                     2,116,545
                                                 ----------------
                                                 $      9,956,906
                                                 ================


Note 6. Special SAIF Assessment

On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment was equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995. Although the assessment was paid during the three month period ended December 31, 1996, the Association was required to accrue and expense such cost as of September 30, 1996. The expense recorded for the special assessment amounted to $792,868.


Note 7. Deferred Compensation

The Association has a deferred compensation plan for its directors whereby in return for deferring directors fees for five years, the directors will be paid specified amounts during a five or ten year period following the date that the director becomes 65 years of age. The Association has purchased life insurance policies with the Association named as beneficiary to fund the benefits. Total expense related to the Plan was approximately $40,000, $64,000, and $43,000 for 1997, 1996 and 1995, respectively.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 8. Employment Agreements

During 1997 and 1996, the Association entered into employment agreements with four key executive officers to ensure a stable and competent management base. The agreements provide for a three-year term, but upon each anniversary, the agreements, upon approval by the Board of Directors, may extend so that the remaining term shall be three years. The agreements provide for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreements. In the event of a change in control of the Association and termination of the officers, as defined in the agreement, the officers will receive a lump sum equal to 2.99 times their average salary paid during the prior five years.


Note 9. Employee Stock Ownership Plan

The Association has established an employee stock ownership plan ("ESOP") to benefit substantially all employees. The ESOP originally purchased 260,000 shares of common stock in the Conversion with proceeds received from a loan from the Corporation.

The Corporation's note receivable is to be repaid based upon one principal installment of $65,000 on June 30, 1996, nine principal installments of $260,000 on June 30th of each year through June 2005, and one final principal installment of $195,000 on March 31, 2006. Interest is based upon prime, which will be adjusted and paid quarterly. The note may be prepaid without penalty. During
1997 and 1996 the ESOP made principal payments of $260,000 and $130,000, respectively. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At September 30, 1997 and 1996, the outstanding balance of the note receivable is $2,210,000 and $2,470,000, respectively, and is presented as a reduction of stockholders' equity.

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

Expense of $442,325 and $170,365 during 1997 and 1996, respectively, has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $182,325 and $40,365, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP for 1997 and 1996, respectively. The Association has credited this amount to paid-in capital.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 9. Employee Stock Ownership Plan (Continued)

At September 30, 1997 and 1996, 39,000 and 13,000 shares held by the ESOP have been released or committed to be released to the plan's participants. The fair value of the unallocated shares amounted to approximately $4.5 million and $3.8 million at September 30, 1997 and 1996, respectively.


Note 10. Restricted Stock Plan

The Restricted Stock Plan ("RSP") authorizes, and the Association has granted 171,925 shares of common stock to directors and key employees, which will vest evenly over a 5 year period commencing in October, 1997. At the present time, the Association intends to provide funds to the restricted stock plan trust fund in order for the trust to acquire common stock in open market purchases. At September 30, 1997, there were 34,393 shares awarded pursuant to the restricted stock plan, which were subsequently vested, resulting in an expense of approximately $530,000.


Note 11. Stock Option Plan

The Corporation has a Stock Option Plan providing for the grant of 429,812 stock options to directors and key employees.

A summary of the status of the Stock Option Plan at September 30, 1997 is as follows:

                                                                 1997
                                                          ---------------------
                                                                      Weighted
                                                                       Average
                                                                       Exercise
Options                                                    Shares        Price
--------------------------------------------------------------------------------
Outstanding at beginning of year                               --     $      --
Granted                                                   429,812         14.94
Exercised                                                      --            --
Forfeited                                                      --            --
                                                          ----------------------
Outstanding at end of year                                429,812     $   14.94
                                                          ======================


The options were granted in October, 1996 and become exercisable at the rate of 20% annually for five years during such periods of service as an employee, director or Director Emeritus. The options expire after ten years. The exercise price is equal to the market value of the stock at the date of the grant. There were no exercisable options as of September 30, 1997.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 11. Stock Option Plan (Continued)

Grants of options under the plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. In 1995, the Financial Accounting Standards Board issued Standard No. 123, which requires disclosures concerning the fair value of options and encourages accounting recognition for options using the fair value method. The Association has elected to apply the disclosure-only provisions of the Statement. However, had compensation cost been recorded based on the fair value of awards at the grant date ($3.92 per share), the pro forma impact on the Association's net income and net income per common share would have been approximately $210,000 or $.05 per share for 1997.

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1997: dividend rate of 3.22%; risk-free interest rates of 5.88%; expected lives of 7 years; and price volatility of 19.1%.


Note 12. Pension Plan

The Association has a defined benefit pension plan covering substantially all of its employees who qualify under length of service and other requirements. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund an amount allowable for federal income tax purposes. The plan assets consist primarily of savings deposits maintained at the Association and common stock of the Corporation. The following table sets forth the plan's funded status at September 30, 1997 and 1996 and the amounts recognized in the consolidated statement of financial condition at September 30, 1997 and 1996:

                                                            1997           1996
                                                        ---------------------------
Actuarial present value of benefit obligation:
   Vested                                               $  (895,418)   $  (768,452)
   Nonvested                                                 (1,877)        (1,259)
                                                        ---------------------------
Accumulated benefit obligation                             (897,295)      (769,711)
Effect of projected future compensation levels             (379,435)      (418,626)
                                                        ---------------------------
Projected benefit obligation                             (1,276,730)    (1,188,337)
Market value of plan assets                               1,211,444      1,032,524
                                                        ---------------------------
Projected benefit obligation in excess of plan assets       (65,286)      (155,813)
Unrecognized net transition assets                          (17,764)       (20,301)
Unrecognized prior service cost                             (60,579)       (65,239)
Unrecognized loss                                           334,889        386,509
                                                        ---------------------------
Prepaid pension asset included in other assets          $   191,260    $   145,156
                                                        ===========================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 12. Pension Plan (Continued)

The components of pension costs charged to expense for 1997, 1996 and 1995 consisted of the following:

                                                     1997        1996         1995
                                                 ------------------------------------
Service cost for benefits earned during period   $  57,422    $  53,280    $  68,270
Interest cost on projected benefit obligation       80,243       86,620       92,539
Return on plan assets                              (82,045)     (69,639)     (67,936)
Net amortization and deferral                        9,690       13,754       19,669
                                                 ------------------------------------
Net periodic pension cost                        $  65,310    $  84,015    $ 112,542
                                                 ====================================

In determining the projected benefit obligation at September 30, 1997 and 1996, the weighted average discount rate and expected long-term rate of return on plan assets was 8%, and 7%, respectively. The assumed rate of increase in future compensation levels was 4.0% in 1997 and 4.5% in 1996 and 1995 in determining net periodic cost for all periods presented.


Note 13. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Corporation's financial instruments at September 30, 1997 and 1996. See Note 1 for a description of the Corporation's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                  1997                         1996
                                     ---------------------------------------------------------
                                        Carrying        Fair         Carrying         Fair
                                         Amount         Value         Amount          Value
                                     ---------------------------------------------------------
Financial assets:
   Cash and short-term cash
      investments                    $ 29,969,640   $ 29,969,640   $ 33,357,194   $ 33,357,194
   Federal funds sold                   3,118,000      3,118,000      2,124,712      2,124,712
   Investment securities held to
      maturity                         13,500,000     13,555,316     14,999,179     15,038,913
   Nonmarketable equity securities      1,170,889      1,170,889      1,170,889      1,170,889
   Loans receivable                   128,945,951    131,907,000    123,147,779    123,927,553
   Accrued interest receivable            222,716        222,716        255,566        255,566
Financial liabilities:
   Deposits                           112,641,893    112,688,725    111,385,386    111,598,386

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 14. Income Taxes

Under the Internal Revenue Code, the Association is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1996, the provisions of the Code permitted the Association to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Association was unable to take a bad debt deduction in 1997, 1996 and 1995 due to limitations imposed by the Code. In addition, legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Association will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Association will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,078,000 over a six year period. The tax associated with the recaptured reserves is approximately $388,000. The recapture was scheduled to begin with the Association's 1997 tax year, but can be delayed for 1998 if the Association originates a certain level of residential mortgage loans over the next two years. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

At September 30, 1997, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $3,631,000 for which no deferred taxes have been provided, because the Association does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is $1,307,000. In the future, if the Association does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Association's effective tax rate would be increased to the maximum percent under existing law.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 14. Income Taxes (Continued)
Deferred income taxes consist of the following:


                                           1997      1996
                                         -------------------
Deferred tax assets:
   Deferred loan fees                    $ 95,000   $119,000
   Deferred compensation                  152,000    159,000
   Deferred RSP compensation              208,000         --
   Allowance for loan losses               88,000     88,000
   SAIF Assessment                             --    310,000
                                         -------------------
Total deferred tax assets                 543,000    676,000
                                         -------------------

Deferred tax liabilities:
   Excess accumulated tax depreciation     25,000     27,000
   Federal Home Loan Bank stock basis      96,000     96,000
   Excess pension plan contribution        61,000     43,000
   Tax bad debt reserves                  388,000    388,000
                                         -------------------
Total deferred tax liabilities            570,000    554,000
                                         -------------------
Net deferred tax assets (liabilities)    $(27,000)  $122,000
                                         ===================


Federal income tax expense was different from the amount computed by applying the federal income tax rate of approximately 34% to income before taxes. The reasons for the differences were as follows for the years ended September 30, 1997, 1996 and 1995:

                                                                 1997          1996       1995
                                                               ---------------------------------
Income tax at the federal statutory rate                         34.00 %       34.00 %   34.00 %
State income taxes, net of federal benefit                        1.89          2.15      1.63
Other                                                             2.31         (1.47)     0.16
                                                               ---------------------------------
                                                                 38.20 %       34.68 %   35.79 %
                                                               =================================

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

Subject to applicable law, the Board of Directors of Home Federal and Green Street Financial Corp may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Corporation may depend upon dividend payments by the Association to the Corporation. Subject to regulations promulgated by the Office of Thrift Supervisor ("OTS"), the Association will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

In addition, as a Tier I institution, or an institution that meets all of its fully phased-in capital requirements, Home Federal may pay a cash dividend to Green Street Financial Corp with notification, but without prior OTS approval, during a calendar year an amount not to exceed the greater of (i) 100% of the Association's net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. During 1997 and 1996, the Association paid $1,718,574 and $629,819 in dividends to Green Street Financial Corp, respectively.

The Corporation's Board of Directors has approved a stock repurchase program which will allow the Corporation to repurchase up to 5% of its outstanding common stock through April 4, 1998.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 15. Stockholders' Equity (Continued)

The Office of Thrift Supervision promulgates capital regulations which require the Association to meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 3.0% of total assets and a risk-based capital requirement currently set at 8.0% of risk-weighted assets. At September 30, 1997 the Association met and exceeded all of the capital requirements as shown below:

                                                             September 30, 1997
                                              --------------------------------------------------
                                                 Tangible          Core             Risk-Based
                                                  Capital         Capital             Capital
                                                Requirement     Requirement         Requirement
                                              --------------------------------------------------
Stockholders' equity (GAAP)                   $  62,945,683     $  62,945,683     $  62,945,683
Equity of Green Street Financial Corp           (18,297,934)      (18,297,934)      (18,297,934)
General loan loss allowance                              --                --           254,763
                                              --------------------------------------------------
Regulatory capital                               44,647,749        44,647,749        44,902,512
Minimum capital requirement                       2,380,065         4,760,131         6,300,815
                                              --------------------------------------------------
Excess regulatory capital                     $  42,267,684     $  39,887,618     $  38,601,697
                                              =================================================

Home Federal's assets at September 30, 1997   $ 158,671,031     $ 158,671,031     $          --
Risk-weighted assets at September 30, 1997               --                --        78,760,186
Capital as a percentage of assets:
   Actual                                             28.14%            28.14%            57.01%
   Required                                            1.50%             3.00%             8.00%
                                              --------------------------------------------------
   Excess                                             26.64%            25.14%            49.01%
                                              ==================================================


Under the OTS prompt corrective action regulations, a savings association is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of core capital to risk-weighted assets is at least 6.0%, and its ratio of core capital to total average assets is at least 5.0%. The Association meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.


Note 16. Concentration of Credit Risk and Off-Balance-Sheet Risk

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

Note 16. Concentration of Credit Risk and Off-Balance-Sheet Risk (Continued)

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

In addition to the undisbursed portion of loans in process, the Association had outstanding loan origination commitments of $2,137,000 and $1,613,900 at September 30, 1997 and 1996, respectively, primarily for the origination of fixed rate loans.

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

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 17. Parent Corporation Financial Data

The following is a summary of the condensed financial statements of Green Street Financial Corp as of and for the year ended September 30, 1997 and 1996:

Condensed Balance Sheets
September 30, 1997 and 1996


                                                                       1997           1996
                                                                  ----------------------------
Assets:
   Cash and short-term cash investments                           $ 19,203,612    $ 15,912,643
   Accounts receivable, other                                          217,035          87,100
   Accrued interest receivable                                              --          25,732
   Investment securities; held to maturity, at cost                         --       3,000,000
   Investment in Home Federal                                       44,647,749      44,229,075
                                                                  ----------------------------
                                                                  $ 64,068,396    $ 63,254,550
                                                                  ============================
Liabilities and Stockholders' Equity:
   Liabilities:
      Dividends payable                                           $  1,117,513    $  1,074,531
      Taxes payable                                                      5,200              --
                                                                  ----------------------------
                                                                     1,122,713       1,074,531
                                                                  ----------------------------

   Stockholders' equity:
      Common stock, no par value, 10,000,000 shares authorized,
        issued and outstanding 4,298,125 shares                             --              --
      Additional paid-in capital                                    64,973,891      64,924,878
      Note Receivable - ESOP                                        (2,210,000)     (2,470,000)
      Retained earnings (deficit)                                      181,792        (274,859)
                                                                  ----------------------------
                                                                    62,945,683      62,180,019
                                                                  ----------------------------
                                                                  $ 64,068,396    $ 63,254,550
                                                                  ============================

Condensed Statements of Income
For the Year Ended September 30, 1997 and the Period
From April 3, 1996 to September 30, 1996


                                                                       1997            1996
                                                                  ----------------------------
Interest income                                                   $  1,215,158    $    575,914
Equity in earnings of Home Federal                                   2,088,235         797,447
Administrative expense                                                (165,124)        (47,376)
Income tax expense                                                    (361,622)       (183,600)
                                                                  -----------------------------
Net income                                                        $  2,776,647    $  1,142,385
                                                                  =============================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 17. Parent Corporation Financial Data (Continued)

Condensed Statements of Cash Flows
For the Year Ended September 30, 1997 and the Period
From April 3, 1996 to September 30, 1996


                                                                   1997            1996
                                                              -----------------------------
Cash Flows from Operating Activities:
   Net income                                                 $  2,776,647    $  1,142,385
   Noncash income items:
      Equity in earnings of Home Federal                        (2,088,235)       (797,447)
   Change in assets and liabilities:
      Increase (decrease) in accrued interest receivable            25,732         (25,732)
      Increase in accounts receivable, other                      (129,935)        (25,350)
      Increase in income taxes payable                               5,200              --
                                                              -----------------------------
        Net cash provided by operating activities                  589,409         293,856
                                                              -----------------------------

Cash Flows from Investing Activities:
   Proceeds from maturity of investments                         6,000,000              --
   Purchase of investments                                      (3,000,000)     (3,000,000)
   Upstream dividend from Home Federal                           1,718,574         629,819
   Initial investment in Home Federal                                   --     (20,863,430)
                                                              -----------------------------
        Net cash provided by (used in) investing activities      4,718,574     (23,233,611)
                                                              -----------------------------

Cash Flows from Financing  Activities:
   Payments received on note receivable from ESOP                  260,000         130,000
   Proceeds received from common stock offering                         --      39,126,861
   Payment of dividends                                         (2,277,014)       (404,463)
                                                              -----------------------------
        Net cash provided by (used in) financing activities     (2,017,014)     38,852,398
                                                              -----------------------------
Net increase in cash                                             3,290,969      15,912,643
   Cash, beginning                                              15,912,643              --
                                                              -----------------------------
   Cash, ending                                               $ 19,203,612    $ 15,912,643
                                                              =============================

Supplemental Disclosure of Noncash Financing Activities:
   Dividends declared and accrued                             $  1,117,513    $  1,074,531
                                                              ============================


                            COMMON STOCK INFORMATION

The table below reflects the stock trading and dividend payment frequency of the Corporation for each quarter completed in the period April 3, 1996 through June 30, 1997. The Corporation's common stock is quoted on the Nasdaq National Market under the symbol "GSFC". For further information regarding the Corporation's dividend policy, please refer to Note 15 of the Notes to Consolidated Financial Statements. Stock price reflects bid prices between broker-dealers, prior to any markups, markdowns or commissions.

                       Dividends                 Stock Price
                 --------------------     -------------------------
                  Regular     Special        High           Low
                 --------------------------------------------------
1997:
First Quarter    $   0.10     $    --     $   16 1/8     $   14 3/4
Second Quarter       0.10          --             19         15 1/4
Third Quarter        0.11          --         18 1/8             17
Fourth Quarter       0.11        0.15         21 1/4         17 1/8

1996:
Third Quarter    $   0.10     $    --     $   13 1/8             12
Fourth Quarter       0.10        0.15         15 5/8         12 3/8



                         QUARTERLY RESULTS OF OPERATIONS

                                                               Quarter Ended
                                ----------------------------------------------------------------------
                                   December 31          March 31            June 30       September 30
                                ----------------------------------------------------------------------
1997:
Interest income                 $     3,255,678   $     3,204,976   $     3,247,834   $     3,309,031
Interest expense                      1,368,773         1,311,896         1,315,246         1,381,503
Net interest income                   1,886,905         1,893,080         1,932,588         1,927,528
Net income                              639,991           685,887           728,044           722,725
Earnings per common share                  0.16              0.17              0.17              0.17

1996:
Interest income                 $     2,960,299   $     3,023,700   $     3,332,159   $     3,266,834
Interest expense                      1,734,447         1,701,529         1,430,706         1,365,580
Net interest income                   1,225,852         1,322,171         1,901,453         1,901,254
Net income                              427,983           499,278           792,401           349,984
Earnings per common
   share (1)                              N/A               N/A                0.19              0.09



(1) Earnings per share are not applicable for periods prior to April 3, 1996, the date of conversion of Home Federal Savings and Loan Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and when it became a wholly-owned subsidiary of Green Street Financial Corp.

                              CORPORATE INFORMATION

                               EXECUTIVE OFFICERS:




            H.D. Reaves, Jr.                          John C. Pate                        John M. Grantham
               President                         Senior Vice President                  Senior Vice President

           Jerry L. Robertson                    Anthony R. Strickland                       Allen Lloyd
        Vice President/Treasurer                     Vice President                           Secretary

                                                       DIRECTORS:

        R.O. McCoy, Jr. Chairman                    H.D. Reaves, Jr.                        John C. Pate
      Realtor, McLean Real Estate                  Executive Officer                      Executive Officer

         Norwood E. Bryan, Jr.                      John M. Grantham                    Joseph H. Hollinshed
 President, Bryan Pontiac-Cadillac Co.             Executive Officer             Co-owner, Cape Fear Building Supply

              Henry Hutaff                             Henry Holt                        Robert G. Ray, Esq.
   Executive, Coca-Cola Bottling Co.            President, Holt Oil Co.         President, Rose, Ray & O'Connor P.A.


                Stock Transfer Agent                                            Annual Meeting
        American Stock Transfer & Trust Co.                      The  1998 annual meeting  of  stockholders of
             40 Wall Street 46th Floor                           Green Street Financial  Corp will  be held at 5:15 pm
              New York, New York 10005                           on January 28, 1998  at  the  Corporation's corporate
                                                                 office at 241 Green Street, Fayetteville, N.C.
               Special Legal Counsel
        Malizia, Spidi, Sloane & Fisch, P.C.
                  1301 K Street NW
               Washington, DC 20005                                               Form 10-K
                                                                 A copy of Form 10-K as filed  with the Securities  and
                                                                 Exchange Commission will be furnished without
                Local Legal Counsel                              charge to the Corporation's stockholders upon written
             Rose, Ray & O'Connor P.A.                           request to Green Street Financial Corp, PO Box 1540,
                  214 Mason Street                               Fayetteville, N.C. 28302
              Fayetteville, N.C. 28301

                Independent Auditors                                            Corporate Office
              McGladrey & Pullen, LLP                                           241 Green Street
                2418 Blue Ridge Road                                         Fayetteville, N.C. 28301
                Raleigh, N.C. 27605