Form 10-K405, Exhibit 13
period 1998-09-30
GREEN STREET FINANCIAL CORP
filed 1998-12-15
CIK 1005017

EXHIBIT 13

                          GREEN STREET FINANCIAL CORP





                               1998 ANNUAL REPORT

                                    CONTENTS



--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA                                                       1

--------------------------------------------------------------------------------

REPORT TO STOCKHOLDERS                                                        2

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                     3 - 14

--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT                                                 15

--------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS                                       16 - 39

--------------------------------------------------------------------------------

COMMON STOCK INFORMATION                                                     40

--------------------------------------------------------------------------------

CORPORATE INFORMATION                                                        41

--------------------------------------------------------------------------------







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

                             SELECTED FINANCIAL DATA

                                                              September 30,
                                            ----------------------------------------------------------
                                                 1998        1997        1996        1995        1994
                                            ----------------------------------------------------------
Financial Condition Data:                        (Dollars in Thousands, Except Per Share Amounts)
   Total assets                             $  172,705  $  177,962  $  176,217  $  151,028  $  150,077
   Investments (1)                              39,436      47,203      51,403      32,174      43,605
   Loans receivable, net                       131,698     128,946     123,148     117,201     105,094
   Savings deposits                            110,460     112,642     111,385     127,483     128,334
   Stockholders' equity (2)                     60,333      62,946      62,180      22,230      20,453
   Book value per share                          14.78       14.64       14.47          --          --

                                                               Years Ended September 30,
                                            ----------------------------------------------------------
                                                 1998        1997        1996        1995        1994
                                            ----------------------------------------------------------
Operating Data:                                    (Dollars in Thousands, Except Per Share Amounts)
   Interest and dividend income             $   13,101  $   13,017  $   12,583  $   11,124  $   10,325
   Interest expense                              5,609       5,377       6,232       6,119       5,489
                                            ----------------------------------------------------------
   Net interest income                           7,492       7,640       6,351       5,005       4,836
   Provision for loan losses                                    20          10          --          19
   Noninterest income                              132         104         128         106         145
   Noninterest expense (3)                       3,128       3,231       3,300       2,344       2,117
                                            ----------------------------------------------------------
   Income before income taxes                    4,496       4,493       3,169       2,767       2,845
   Income tax expense                            1,689       1,716       1,099         990       1,035
                                            ----------------------------------------------------------
   Net income                               $    2,807  $    2,777  $    2,070  $    1,777  $    1,810
                                            ==========================================================

   Earnings per share, basic (2)            $     0.70  $     0.68  $     0.28  $       --  $       --
   Earnings per share, diluted (2)                0.69        0.67        0.28          --          --
   Dividends per share                            0.61        0.57        0.35          --          --

Selected Other Data:
   Return on average assets (5)                   1.59%       1.58%       1.22%       1.21%       1.16%
   Return on average equity (5)                   4.48%       4.41%       4.93%       8.29%       9.23%
   Interest rate spread (5)                       2.47%       2.60%       2.50%       2.66%       2.58%
   Net interest margin (5)                        4.29%       4.40%       3.78%       3.42%       3.11%
   Dividend payout ratio                         87.00%      85.00%     125.00%         --          --
   Average equity to average assets              35.49%      36.00%      24.76%      14.57%      12.52%
   Nonperforming loans to total loans (4)         0.15%       0.13%        .25%        .27%        .39%


     (1) Includes interest earning deposits, federal funds, and investment securities.
     (2) On April 3, 1996, Home Federal Savings and Loan Association converted from a federally chartered mutual savings association to a federally chartered stock savings association and became a wholly owned subsidiary of Green Street Financial Corp. Earnings per share are not presented for periods prior to April 3, 1996.
     (3)  Includes  nonrecurring  insurance  assessment of $792,868 during 1996.
     (4)  Nonperforming  loans is comprised of loans delinquent 90 days or more.
     (5) Average balances are derived from month-end balances which are representative of operations.

                          GREEN STREET FINANCIAL CORP
--------------------------------------------------------------------------------
241 Green Street                                        Telephone (910) 483-3681
P.O. Box 1540                                                 FAX (910) 483-5102
Fayetteville, North Carolina 28302




                             REPORT TO STOCKHOLDERS





We are pleased to present our third Annual Report of Green Street Financial Corp (the "Corporation"). For the fiscal year ended September 30, 1998, our earnings of $2.8 million remained relatively constant as compared to our 1997 fiscal year. Our asset quality continues to remain high and our capital levels well exceed the regulatory capital requirements. Additionally, cash dividends to shareholders increased 5.3% or, $.04, to $0.61 per share in fiscal 1998 from $0.57 per share in fiscal 1997.


On behalf of the Board of Directors and employees, I wish to thank you for your support and confidence. The trust that you have placed in us through your investment is gratifying, and we pledge our efforts to enhance the value of your stock through the safe and sound operation of the Corporation.


                                           Sincerely,


                                           /s/H. D. Reaves, Jr.
                                           -------------------------------------
                                           H. D. Reaves, Jr.
                                           President

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                                     General

Green Street Financial Corp, (the "Corporation"), was incorporated under the laws of the State of North Carolina for the purpose of becoming the savings and loan holding company of Home Federal Savings and Loan (the "Association" or "Home Federal") in connection with the Association's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, pursuant to its Plan of Conversion. The Corporation was organized in December 1995 to acquire all of the common stock of Home Federal upon its conversion to stock form. A subscription and community offering of the Corporation's shares closed on April 3, 1996, at which time the Corporation acquired all of the shares of the Association and commenced operations.

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

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1998, 1997 and 1996, and changes in financial position for the years ended September 30, 1998 and 1997, respectively.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                        Comparison of Financial Condition

Total consolidated assets decreased by $5.3 million during 1998, from $178.0 million at September 30, 1997 to $172.7 million at September 30, 1998. The decrease resulted primarily from savings deposit losses of $2.1 million and repurchases of common stock of $3.5 million.

Loans receivable increased by approximately $2.8 million during 1998 to $131.7 million at September 30, 1998. The markets in which the Association operates have experienced consistent growth in recent years, and although diversification of the economic base continues to occur, the local economies remain substantially dependent on the large military installations situated in the Association's lending markets.

The Corporation had no outstanding borrowings during 1998 or 1997. However, the Association has borrowing capacity of approximately $16 million through the Federal Home Loan Bank of Atlanta.

The Corporation's return of average assets was 1.59% and 1.58%, and its return on average equity was 4.48% and 4.41% for 1998 and 1997, respectively.

The Association is required to meet certain capital requirements as established by the OTS. At September 30, 1998, the Association's capital was significantly in excess of regulatory capital requirements. (See Note 15 to the consolidated financial statements.)

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                         Comparison of Operating Results

Net Income

Net income for the years ended September 30, 1998, 1997 and 1996 was $2.8 million, $2.8 million and $2.1 million, respectively. Net income in 1996 would have been approximately $500,000 higher than the earnings reported without the expense associated with the special assessment that occurred as a result of the Federal legislation to recapitalize the Savings Association Insurance Fund ("SAIF").

Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. See the table on page 13 which details the average balances, yields and costs of interest earning assets and interest bearing liabilities and the rate/volume table on page 14 which explains the changes in interest income, interest expense, and net interest income attributable to changes in volume and interest rates during 1998, 1997 and 1996.

Net interest income decreased by $148,636 or 1.9% for the year ended September 30, 1998 from $7,640,101 reported in 1997. Net interest income amounted to $6,350,730 in 1996. The decrease in net interest income during 1998 was attributable to an increase in the cost of savings.

Interest Income

Total interest income increased slightly to $13,100,625 for 1998 from $13,017,519 in 1997, an increase of $83,016 or 0.6%. The increase during 1998 was attributable to an increase in the average balance of interest earning assets over the previous year. The increase in interest income during 1997 was attributable to a $21.7 million increase in the average balance of interest earning assets due to proceeds received from the stock issuance. The Association's overall yield on interest earning assets remained approximately the same from 1996 through 1998.

Interest Expense

Total interest expense increased to $5,609,160 in 1998 from $5,377,418 in 1997, an increase of $231,742 or 4.3%. Home Federal's average cost of funds was 5.03% in 1998 compared to 4.91% in 1997. Competition for savings deposits forced the Association to pay higher rates than in the previous year.

The Association's provision for loan losses amounted to approximately $0, $20,000 and $10,000 for the years ended September 30, 1998, 1997 and 1996, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Home Federal's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. An evaluation to increase

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

The Association's level of nonperforming loans, defined as loans past due 90 days or more, is relatively insignificant as a percentage of total loans outstanding and amounted to .15%, .13% and .25% at September 30, 1998, 1997 and 1996, respectively. Home Federal had no loans charged off during the three year period ended September 30, 1998.

Noninterest Income

Noninterest income amounted to $132,400, $103,983 and $127,943 in 1998, 1997 and 1996, respectively. Noninterest income consists primarily of service charges and fees associated with the Association's loan and savings accounts as well as income from insurance commissions and rental of office space.

Noninterest Expense

Noninterest expense consists primarily of operating expenses for compensation and associated benefits, occupancy, federal insurance premiums and operating assessments, advertising costs, and data processing charges as well as expenses associated with general administration. Noninterest expenses amounted to $3,128,157, $3,231,172 and $3,300,001 in 1998, 1997 and 1996, respectively.
During 1996, the Association accrued and expensed $792,868 for a special assessment required to recapitalize the SAIF of the FDIC. Without such charge, noninterest expense for 1996 would have been $2,507,133.

Compensation and employee benefits decreased by $36,589 during 1998 from $2,227,063 in 1997 to $2,190,474 in 1998. Deposit insurance decreased $38,221 in
1998 from 1997 because of the reduction in the rate charged by the FDIC. Occupancy, advertising and data processing charges did not change significantly during the three year period ended September 30, 1998. There was a slight decrease in other general administrative expense during 1998. It is expected that noninterest expense will remain above pre-conversion levels as a result of benefit plans and other costs associated with operating as a public company.

Income Taxes

The Corporation's effective income tax rate was 37.56%, 38.20% and 34.68% in 1998, 1997 and 1996, respectively. The differences in rates were due to changes in the components of permanent tax differences. (See Note 14 to the consolidated financial statements.)

Year 2000 Issue

The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems will be unable to interpret dates beyond the year

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


1999, which could cause a system failure or other computer errors, leading to disruptions in the Association's operation. The Year 2000 date problem is a reality and the date for completion of this project cannot be changed. The Association identifies Year 2000 as a challenge in moving into the next decade. In 1997, the Association developed a three-phase program for Y2K information systems compliance.

         Phase I (Identification)

         In this Phase, which was completed in early 1998, the Association identified those systems with which the Association has its largest exposure to Y2K issues. The Association performed an inventory of all services and computer products that involved micro processors in their operation. The Association identified that their third-party service bureau was their major provider of financial data processing and the most vulnerable link to the Y2K event.

         Phase II (Development and implementation of action plans)

         In this Phase, the Association developed action plans to insure that the Association is compliant in all areas by late 1998. Financial software providers have been contacted and new software updates have been received that are Y2K compliant.
         The Association is currently working in this phase.

         Phase III (Testing)

         The Association is currently scheduled to test PC operation systems, financial software systems and data processing services provider in November and December of 1998. This phase will enable the Association to identify those areas that need further research and testing to become Y2K compliant. In the financial and information system area, a number of applications have been identified as being Y2K compliant due to their recent implementation. The Association's core financial and reporting systems are not Y2K compliant, but are on schedule to be so by the end of December.

The Association believes that its expense will be less than $25,000 in making its core service Y2K compliant due to its contract with its outside service bureau to provide Y2K compliant services. In addition, the Association is in the process of updating its computer systems. Capital costs associated with this upgrade are anticipated to be approximately $150,000. The Association has reviewed third party relationships and has identified no significant relationships that will affect its operation. Most relationships are with consumers and small business operators who stated that they are or will be Y2K compliant. The Association is currently meeting the time line that the Federal Financial Institutions Examination Council has mandated and expects that all of their systems will be verified Year 2000 compliant and will be able to process without interruption through the next millennium. However, in the event some unforeseen circumstances arise, the Association has in place a manual posting system for all of its key financial processing, including loans and deposits.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


No assurance can be given that the Y2K project will be completed successfully by the Year 2000, in which event the Corporation could incur significant costs. If the Association's third-party service bureau is unable to resolve the potential problem in time, the Corporation would likely experience significant data processing delays, mistakes or failures.

Successful and timely completion of the Y2K project is based on management's best estimates derived from various assumptions of future events. This includes the progress and results of the Association's third-party service bureau, testing plans, and all vendors, suppliers and customers readiness.

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

                          Future Reporting Requirements

The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, both of which the Association has not been required to adopt as of September 30, 1998.

SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It is not expected that this statement will materially effect the presentation of the Corporation's comprehensive income.

SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, revises employers' disclosures about pension and other postretirement benefit plans. The Statement does not change the measurement or recognition of those plans, but standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. The Statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. It is not expected that this statement will materially effect the presentation of existing disclosures.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                        Capital Resources and Liquidity

During 1998, Green Street Financial Corp paid a regular quarterly dividend of $.11 a share on January 23, 1998 and April 23, 1998, and a regular quarterly dividend of $.12 a share on July 23, 1998 and declared a regular quarterly and a special dividend of $.12 and $.15 a share, respectively on September 28, 1998 to be paid on October 23, 1998 to stockholders of record as of October 13, 1998. Although the Corporation anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

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

During the year ended September 30, 1998, cash and cash equivalents, a significant source of liquidity, decreased by approximately $3.6 million. Cash and cash equivalents decreased by $2.4 million during 1997. Cash flow resulting from internal operating activities provided increases of $2.7 million and $2.6 million in cash during the years ended September 30, 1998 and 1997, respectively. Deposits decreased by $2.2 million during 1998. For 1998, financing activities provided sources of funds for asset growth and liquidity. The Association's ability to generate deposits has historically been sufficient to fund its loan demand and provide for adequate liquidity without the need to access other forms of credit availability. In addition, the Association has a readily available source of credit through its borrowing capacity at the Federal Home Loan Bank of Atlanta.

Cash provided by operating and financing activities is used to originate loans to customers, to maintain liquid investment portfolios, and to meet short term liquidity requirements. During 1998 and 1997, loans outstanding increased by $2.8 million and $5.8 million, respectively. During 1998 and 1997, the Corporation purchased investment securities amounting to $21.0 million and $27.0 million, respectively.

As a federally chartered savings association, Home Federal must maintain a daily average balance of liquid assets equal to at least 4% of withdrawable deposits and short-term borrowings. The Association's liquidity ratio at September 30, 1998, as computed under OTS regulations, was considerably in excess of such requirements. Given its excess liquidity and its ability to borrow from the Federal Home Loan Bank, the Association believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, and other cash requirements.

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

In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. However, this rule is not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance-sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The following table presents the Association's NPV at September 30, 1998, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by the Association. Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Association's assets and liabilities would perform as set forth below.

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

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                         Net Portfolio                             NPV as a % of
                                             Value                                 PV of Assets
                        ------------------------------------------------  --------------------------------
Change in Rates            $ Amount      $ Change (1)    % Change (2)      NPV Ratio (3)    Change (4)
-------------------     ------------------------------------------------  --------------------------------

    +400 bp                  37,225        (11,611)           -24 %            25.34 %        -505 bp
    +300 bp                  40,535         (8,301)           -17 %            26.89 %        -350 bp
    +200 bp                  43,794         (5,041)           -10 %            28.33 %        -205 bp
    +100 bp                  46,684         (2,152)            -4 %            29.55 %         -84 bp
       0 bp                  48,835            -               -               30.39 %         -
    -100 bp                  50,381          1,546             +3 %            30.94           +55 bp
    -200 bp                  52,060          3,225             +7 %            31.52          +114 bp
    -300 bp                  54,015          5,180            +11 %            32.21          +183 bp
    -400 bp                  56,138          7,302            +15 %            32.95          +256 bp

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



At September 30, 1998, a change in interest rates of a positive 200 basis points would have resulted in a 205 basis point decrease in NPV as a percentage of the present value of the Association's total assets. Utilizing the OTS IRR measurement described above, at September 30, 1998 the Association would have been considered by the OTS to have been subject to "above normal" IRR. However the Association is substantially in excess of its required risk-based capital requirement at September 30, 1998 and would continue to be so even if the IRR component rule was implemented by the OTS.

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

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


MARKET RISK ANALYSIS
September 30, 1998

                                                                Expected Maturity Date
                                                                Year Ended September 30,

                          1999           2000        2001         2002         2003       Thereafer       Total       Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
   Loans - fixed:
      Balance        $   779,402    $   230,803  $   381,274  $ 1,398,392   $ 1,387,075   $80,887,214  $ 85,064,160   $ 87,074,676
      Interest rate        10.26%          8.82%        9.69%        9.33%         8.84%         7.92%          7.99%         -
   Loans - variable:
      Balance         49,251,324           -             -            -             -             -       49,251,324    49,251,324
      Interest rate         6.83%          -             -            -             -             -             6.83%         -
   Investments (1):
      Balance         29,462,356           -             -      3,000,000     3,000,000     3,000,000     38,462,356    38,504,548
      Interest rate         5.52%          -             -           6.92%         6.37%         6.38%          5.76%         -
Liabilities:
   Deposits (2):
      Balance         26,219,249           -             -            -             -             -       26,219,249    26,219,249
      Interest rate         3.49%          -             -            -             -             -             3.49%         -
   Deposits -
     certificates:
      Balance         63,664,757      8,138,135    8,294,930    4,076,922        65,788           -       84,240,531    84,582,000
      Interest rate         5.49%          5.82%        6.01%        6.03%         8.00%          -             5.60%         -



(1)  Includes  deposits,   federal  funds,  and  held  to  maturity   investment
     securities.
(2) Includes Passbook Accounts, NOW Accounts, Super NOW Accounts, Money Market Funds and accrued interest.

Average Balances, Interest, Yields and Costs

The following table sets forth certain information relating to the Corporation's average balance sheets and reflects the average yield on assets and average cost of liabilities at and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management believes that the use of month-end balances are representatives of operations.

                                                                            Year Ended September 30,
                                            ---------------------------------------------------------------------------------------
                         At September 30,
                               1998                   1998                            1997                         1996
                         ------------------ -----------------------------  ---------------------------  ----------------------------

                         Actual   Average   Average             Average    Average           Average    Average            Average
                         Balance Yield\Cost Balance  Interest  Yield/Cost  Balance Interest Yield/Cost  Balance  Interest Yield/Cost
                         ------- ---------- -------  --------  ----------  ------- -------- ----------  -------- -------- ----------
                                                                              (Dollars in Thousands)
Assets:
Interest earning assets:
  Interest-bearing
    deposits            $ 29,291   5.53%  $ 28,704   $ 1,619      5.64%   $ 33,447   $ 1,838      5.50% $ 40,508  $ 2,206     5.45%
  Investments, at cost    10,145   6.86%    15,277     1,035      6.77%     14,545       977      6.72%    6,656      480     7.21%
  Loans receivable       131,698   7.60%   130,788    10,447      7.99%    125,520    10,202      8.13%  121,024    9,897     8.18%
                        --------          --------   -------              --------   -------            -------- -------
Total interest-earning
  assets                 171,134   7.66%   174,769   $13,101      7.50%    173,512   $13,017      7.50%  168,188  $12,583     7.48%
                                                     -------                         -------                      -------
Non-interest-earning
  assets                   1,571             1,692                           1,628                         1,322
                        --------          --------                        --------                      --------
      Total             $172,705          $176,461                        $175,140                      $169,510
                        ========          ========                        ========                      ========

Liabilities and
  retained earnings:
Interest-bearing
 liabilities:
  Passbook accounts     $ 13,124   3.05%  $ 13,254   $   399      3.01%   $ 14,237   $   432      3.03% $ 20,068  $   548     2.73%
  MMDA accounts           13,095   4.05%    13,699       562      4.10%     14,175       567      4.00%   14,344      583     4.06%
  Certificates of
   deposit                84,241   5.60%    84,572     4,648      5.50%     81,205     4,378      5.39%   90,779    5,101     5.62%
                        --------          --------   -------              --------   -------            --------  -------
Total interest-bearing
  liabilities            110,460   5.11%   111,525   $ 5,609      5.03%    109,617   $ 5,377      4.91%  125,191  $ 6,232     4.98%
                                                     -------                         -------                      -------
Non-interest-bearing
  liabilities              1,912             2,312                           2,476                         2,354
Stockholders' Equity      60,333            62,624                          63,047                        41,965
                         -------           -------                         -------                       -------
      Total             $172,705          $176,461                        $175,140                      $169,510
                        ========          ========                        ========                      ========

Net interest income and
  interest rate
  spread (1)                       2.55%             $  7,492     2.47%              $  7,640     2.60%           $ 6,351     2.50%
                                                     ========                        ========                     =======
Net yield on interest-
  earning assets (2)               4.38%                          4.29%                           4.40%                       3.78%
Ratio of interest-
  earning assets to
  interest-bearing
  liabilities                    154.93%                        156.71%                         158.29%                     134.35%



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

                                            Year Ended September 30,                   Year Ended September 30,
                                                  1998 vs. 1997                              1997 vs. 1996
                                     ---------------------------------------     --------------------------------------
                                       Increase (Decrease) Attributable to         Increase (Decrease) Attributable to
                                     ---------------------------------------     ---------------------------------------
                                                              Rate/                                      Rate/
                                     Volume       Rate       Volume      Net     Volume      Rate       Volume       Net
                                     ------       ----       ------      ---     ------      ----       ------       ---
                                                                    (Dollars in Thousands)
Interest income on:
  Interest earning deposits         $   (261)   $    49    $    (7)   $  (219)   $   (385)   $    20    $    (3)   $  (368)
  Investments, at cost                    49         (8)         0         58         569        (33)       (39)       497
  Loan receivable                        428       (176)        (7)       245         368        (60)        (2)       305
                                     -------    -------    -------    -------     -------    -------    -------    -------
    Total interest income on
       interest-earning assets           217       (119)       (14)        84         552        (73)       (45)       434
                                     -------    -------    -------    -------     -------    -------    -------    -------

Interest expense on:
  Passbook accounts                      (30)        (3)         0        (33)       (159)        61        (18)      (116)
  MMDA accounts                          (19)        15         (0)        (5)         (7)        (9)         0        (16)
  Certificates of deposit                182         85          4        270        (538)      (207)        22       (723)
                                     -------    -------    -------    -------     -------    -------    -------    -------
    Total interest expense on
      interest-bearing liabilities       133         96          3        232        (704)      (155)         4       (855)
                                     -------    -------    -------    -------     -------    -------    -------    -------

Increase (decrease) in net interest
   income                            $    84    $  (215)   $   (17)   $  (148)    $ 1,256    $    82    $   (49)   $ 1,289
                                     =======    =======    =======    =======     =======    =======    =======    =======

                                     [LOGO]

                            McGLADREY & PULLEN, LLP
                            -----------------------
                  Certified Public Accountants and Consultants



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Green Street Financial Corp
Fayetteville, North Carolina


We have audited the accompanying consolidated statements of financial condition of Green Street Financial Corp and subsidiary as of September 30, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Street Financial Corp and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1998, in conformity with generally accepted accounting principles.



                                       /s/McGladrey & Pullen, LLP


Raleigh, North Carolina
October 23, 1998

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 1998 and 1997

Assets                                                                            1998            1997
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
   Interest-bearing                                                       $     27,817,856 $    29,414,597
   Non-interest bearing                                                            171,500         555,043
   Federal funds sold                                                            1,473,000       3,118,000
                                                                          ---------------------------------
                                                                                29,462,356      33,087,640
                                                                          ---------------------------------
Investment securities:  (Note 2)
   Held to maturity                                                              9,000,000      13,500,000
   Nonmarketable equity securities                                               1,144,700       1,170,889
Loans receivable, net (Note 3)                                                 131,697,916     128,945,951
Accrued interest receivable, investments                                           180,301         222,716
Real estate acquired in settlement of loans                                         34,521            -
Property and equipment, net (Note 4)                                               349,190         306,794
Prepaid expenses and other assets (Note 12)                                        835,561         727,688
                                                                          ---------------------------------
           Total assets                                                   $    172,704,545 $   177,961,678
                                                                          =================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits (Note 5)                                                      $    110,459,780 $   112,641,893
   Advance payments by borrowers for taxes and insurance                           208,998         250,662
   Accrued expenses and other liabilities                                          600,722       1,005,927
   Dividends payable                                                             1,102,469       1,117,513
                                                                          ---------------------------------
           Total liabilities                                                   112,371,969     115,015,995
                                                                          ---------------------------------
Commitments and contingencies  (Notes 7, 8, 10, 11 and 16)
Stockholders'  Equity (Notes 14, 15 and 16):
   Preferred stock,  authorized  1,000,000 shares;  none issued                       -               -
   Common stock, no par value, authorized 10,000,000 shares;
      issued and outstanding 4,083,219 shares (4,298,125 in 1997)                     -               -
   Additional paid-in capital                                                   38,550,912      41,816,239
   Unearned ESOP shares (Note 9)                                                (1,950,000)     (2,210,000)
   Retained earnings, substantially restricted (Note  15)                       23,731,664      23,339,444
                                                                          ---------------------------------
                                                                                60,332,576      62,945,683
                                                                          ---------------------------------
                                                                          $    172,704,545 $   177,961,678
                                                                          =================================

See Notes to Consolidated  Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 1998, 1997 and 1996

                                                                   1998          1997           1996
---------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans                                                     $   10,447,936 $  10,202,266 $    9,897,134
   Short-term cash investments                                    1,701,909     1,837,998      2,206,230
   Investment securities                                            950,780       977,255        479,628
                                                             --------------------------------------------
              Total interest income                              13,100,625    13,017,519     12,582,992
Interest on deposits (Note 5)                                     5,609,160     5,377,418      6,232,262
                                                             --------------------------------------------
              Net interest income                                 7,491,465     7,640,101      6,350,730
Provision for loan losses (Note 3)                                     -           20,000         10,073
                                                             --------------------------------------------
              Net interest income after
              provision for loan losses                           7,491,465     7,620,101      6,340,657
                                                             --------------------------------------------
Noninterest income                                                  132,400       103,983        127,943
                                                             --------------------------------------------

Noninterest expense:
   Compensation and benefits (Notes 8, 9,10 and 11)               2,190,474     2,227,063      1,458,435
   Deposit insurance                                                116,911       155,132        334,329
   Special SAIF assessment (Note 6)                                    -             -           792,868
   Occupancy expenses                                               157,334       146,610        161,807
   Advertising                                                      142,633       161,431        137,558
   Data processing expense                                           89,774        91,234         97,384
   Other                                                            431,031       449,702        317,620
                                                             --------------------------------------------
                                                                  3,128,157     3,231,172      3,300,001
                                                             --------------------------------------------
              Income before income taxes                          4,495,708     4,492,912      3,168,599
                                                             --------------------------------------------
Income taxes (credits) (Note 14):
   Current                                                        1,661,750     1,567,265      1,348,953
   Deferred                                                          27,000       149,000      (250,000)
                                                             --------------------------------------------
                                                                  1,688,750     1,716,265      1,098,953
                                                             --------------------------------------------
              Net income                                     $    2,806,958 $   2,776,647 $    2,069,646
                                                             ============================================

Basic earnings per share (Note 16)                           $         0.70 $        0.68 $         0.28
                                                             ============================================
Diluted earnings per share (Note 16)                         $         0.69 $        0.67 $         0.28
                                                             ============================================
Dividends paid per share                                     $         0.61 $        0.57 $         0.35
                                                             ============================================

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 1998, 1997 and 1996

                                                 Additional       Unearned
                                                  Paid-in          ESOP              Retained
                                                  Capital          Shares            Earnings          Total
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995                 $           -    $          -     $    22,230,391 $     22,230,391
   Net income                                             -               -           2,069,646        2,069,646
   Net proceeds from issuance of
    common stock (Note 15)                          39,126,861            -               -           39,126,861
   Purchase of common stock
    by the ESOP (Note 9)                             2,600,000      (2,600,000)           -                 -
   ESOP contribution (Note 9)                           40,365         130,000            -              170,365
   Cash dividends                                         -               -          (1,417,244)      (1,417,244)
                                              -------------------------------------------------------------------
Balance at  September 30, 1996                      41,767,226      (2,470,000)      22,882,793       62,180,019
   Net income                                             -               -           2,776,647        2,776,647
   ESOP contribution (Note 9)                          182,325         260,000            -              442,325
   Cash dividends                                         -               -          (2,319,996)      (2,319,996)
   RSP awards in excess of
    grant price (Note 10 )                            (133,312)           -               -            (133,312)
                                              -------------------------------------------------------------------
Balance at  September 30, 1997                      41,816,239       (2,210,000)     23,339,444       62,945,683
   Net income                                             -               -           2,806,958        2,806,958
   ESOP contribution (Note 9)                          174,460          260,000           -              434,460
   Cash dividends                                         -               -          (2,414,738)      (2,414,738)
   RSP awards below
    grant price (Note 10 )                              54,170            -               -               54,170
   Tax benefit from RSP awards                          52,000            -               -               52,000
   Redemption of 214,906 shares of
    outstanding stock at $16.50 per share           (3,545,957)           -               -           (3,545,957)
                                              -------------------------------------------------------------------
Balance at September 30, 1998                 $     38,550,912 $    (1,950,000) $    23,731,664 $     60,332,576
                                              ===================================================================

See Notes to Consolidated Financial Statements.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

CONSOLIDATED STATEMETNS OF CASH FLOWS
Years Ended September 30, 1998, 1997 and 1996


                                                                       1998               1997              1996
------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                                    $     2,806,958 $      2,776,647 $     2,069,646
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      ESOP contribution expense credited to
        additional paid-in capital                                       174,460          182,325          40,365
      Tax benefit from RSP awards                                         52,000               -               -
      Other                                                               34,497           32,479          27,185
      Changes in assets and liabilities:
        (Increase) decrease in:
           Prepaid expenses and other assets                             (63,384)         (52,604)        (68,283)
           Accrued interest receivable                                    42,415           32,850        (138,655)
        Increase (decrease) in:
           Accrued expenses and other liabilities                       (351,035)         389,775        (195,179)
           Accrued special SAIF assessment                                    -          (792,868)        792,868
                                                                 -------------------------------------------------
              Net cash provided by operating activities                2,695,911        2,568,604       2,527,947
                                                                 -------------------------------------------------

Cash Flows From Investing Activities
   Purchase of held to maturity investment securities                (21,000,000)     (27,000,000)    (12,000,000)
   Purchase of nonmarketable equity securities                           (18,300)              -               -
   Proceeds from maturity of held to maturity
      investment securities                                           25,500,000       28,500,000              -
   Net increase in  loans receivable                                  (2,805,023)      (5,807,322)     (6,174,422)
   Proceeds from sale of real estate acquired
      in settlement of loans                                              14,920           46,779         203,013
   Purchase of equipment                                                 (73,276)         (13,038)        (20,436)
                                                                 -------------------------------------------------
              Net cash provided by (used in)
               investing activities                                    1,618,321       (4,273,581)    (17,991,845)
                                                                 -------------------------------------------------


                                   (Continued)

GREEN STREET FINANCIAL CORP AND SUBSIDIARY

Years Ended September 30, 1998, 1997 and 1996

                                                                         1997            1997            1996
----------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Net increase (decrease)  in deposits                          $   (2,182,113) $      1,256,507  $  (16,097,559)
   Decrease in advance payments by borrowers
       for taxes and insurance                                          (41,664)           71,218        (457,085)
   Net proceeds received from issuance of
      common stock                                                         -                 -         39,126,861
   Redemption of common stock                                        (3,545,957)             -               -
   Principal repayments received on ESOP note                           260,000           260,000         130,000
   Cash dividends paid                                               (2,429,782)       (2,277,014)       (404,463)
                                                                 -------------------------------------------------
              Net cash provided by (used in)
                     financing activities                            (7,939,516)         (689,289)     22,297,754
                                                                 -------------------------------------------------
              Net  increase (decrease) in cash
                   and cash equivalents                              (3,625,284)       (2,394,266)       6,833,856
Cash and cash equivalents:
   Beginning                                                         33,087,640        35,481,906       28,648,050
                                                                 -------------------------------------------------
   Ending                                                        $   29,462,356  $     33,087,640  $    35,481,906
                                                                 =================================================

Supplemental Disclosure of Cash Flow Information
   Cash payments for:
      Interest                                                   $    5,614,261  $      5,374,888  $     6,239,628
                                                                 =================================================
      Income taxes                                               $    1,997,265  $      1,349,265  $     1,147,800
                                                                 =================================================

Supplemental Disclosure of Noncash Investing
  and Financing Activities
   Transfer from loans to real estate
      acquired in settlement of loans                            $       51,749  $           -     $       215,334
                                                                 =================================================
   Dividends declared and accrued                                $    1,102,469  $      1,117,513  $     1,074,531
                                                                 =================================================
   Stock issued in exchange for note receivable
      from ESOP                                                  $         -     $           -     $     2,600,000
                                                                 =================================================

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

Principles of consolidation: The consolidated financial statements for the years ended September 30, 1998, 1997 and 1996 include the accounts of Green Street Financial Corp and its wholly-owned subsidiary, Home Federal Savings and Loan Association. Green Street Financial Corp was capitalized on April 3, 1996; therefore, the consolidated financial statements include the operations of the Corporation for periods subsequent to April 3, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents: For purposes of reporting cash flows, cash on hand and amounts due from depository institutions, interest-bearing deposits, and federal funds sold are considered to be cash equivalents. At times, deposits are maintained in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investment securities: Securities classified as held to maturity are those debt securities the Corporation or the Association has both the intent and the ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts. Equity securities, which are nonmarketable, do not require classification and are carried at cost. Currently there are no securities which are classified as available for sale or trading. Gain or loss on sale of securities is recognized when realized and is based upon the specific-identification method.

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

Loan origination fees: Loan origination fees, less certain direct costs, are deferred as an adjustment to yield of the related loans and are amortized into income, using the interest method, over the economic life of the related loans, estimated to be twelve years.

Allowance for loan losses: Provisions for loan losses are charged to operations based on an evaluation of potential losses in the loan portfolio. Losses are charged against the allowance when collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based upon evaluations of the collectibility of loans, and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Specific loan loss allowances on impaired loans are recorded if it is doubtful that all principal and interest due according to the loan terms will be collected. There are no loans outstanding during the years ended September 30, 1998 and 1997 which are considered to be impaired.

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

Advance payments by borrowers for taxes and insurance: Certain borrowers are required to make monthly payments, in addition to principal and interest, in order to accumulate funds to pay property taxes and insurance premiums.

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

Earnings per share: The Corporation adopted Statement of Financial Accounting Standard (SFAS) No. 128, Earnings Per Share. The Statement establishes new standards for computing and presenting earnings per share, and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. The Corporation has presented diluted earnings per share due to the dilutive effect of outstanding stock options. Earnings per share presentations for all prior periods have been restated to reflect the adoption of SFAS No. 128. See Note 16 for a computation and reconciliation of basic and diluted earnings per share.

Fair value of financial instruments: The estimated fair value of financial instruments have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates. Accordingly, the estimates for the fair value of financial instruments are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates are based on pertinent information available to management as of September 30, 1998 and 1997, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used in estimating its fair value disclosures for financial instruments:

   Cash and short term cash investments / federal funds sold / accrued interest receivable: The carrying amounts reported in the statement of financial condition for cash and short-term cash investments, for federal funds sold, and for accrued interest receivable approximates those assets' fair values.

   Investment securities: Investment securities consists of US Treasury and agency obligations and Federal Home Loan Bank stock. The fair values of the US Treasury and agency obligations are determined based on quoted market values. No ready market exists for the equity securities, and they have no quoted market value. For disclosure purposes, such securities are assumed to have a fair value which is equal to its cost or redemption value.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


   Note 1.  Nature of Business and Significant Accounting Policies (Continued)

   Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for remaining loans has been estimated by discounting the projected future cash flows at September 30, 1998 and 1997, using the rate on those dates at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans.

   Deposits: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of September 30, 1998 and 1997. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on September 30, 1998 and 1997 for deposits of similar remaining maturities.

   Off-balance-sheet commitments: Commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing; therefore, no fair value has been assigned to these off-balance-sheet items.

   Future Reporting Requirements: The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, both of which the Association has not been required to adopt as of September 30, 1998.

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

   SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, revises employers' disclosures about pension and other postretirement benefit plans. The Statement does not change the measurement or recognition of those plans, but standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. The Statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. It is not expected that this statement will materially effect the presentation of existing disclosures.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 2.  Held to Maturity Investment Securities

Held-to-maturity  investment  securities,   which  consist  of  US  Agency  debt
obligations, are as follows:


                                                                   Gross        Gross        Estimated
                                                  Amortized      Unrealized   Unrealized       Market
                                                     Cost          Gains        Losses         Value
                                               -----------------------------------------------------------
September 30, 1998                             $   9,000,000 $       42,192 $         -    $    9,042,192
                                               ===========================================================

September 30, 1997                             $  13,500,000 $       55,316 $         -    $   13,555,316
                                               ===========================================================


The amortized cost and estimated fair value of the held to maturity debt securities at September 30, 1998 by contractual maturity are as shown below:

                                                                                                  Estimated
                                                                                   Amortized        Market
                                                                                     Cost           Value
                                                                                -----------------------------
   Due in one year through five years                                           $    6,000,000 $   6,039,378
   Due after five years                                                              3,000,000     3,002,814
                                                                                -----------------------------
                                                                                $    9,000,000 $   9,042,192
                                                                                =============================

There were no sales of investment securities during 1998, 1997 or 1996.


Note 3.  Loans Receivable

Loans receivable consist of the following:

                                                                                    1998             1997
                                                                            ---------------------------------
Mortgage loans:
   Residential one-to-four family                                           $    108,738,797 $    106,083,836
   Residential multifamily                                                         7,626,892        7,527,305
   Nonresidential real estate                                                     14,455,316       14,172,176
   Residential construction                                                        2,844,570        3,444,852
   Installment loans                                                                 649,909          433,583
                                                                            ----------------------------------
                                                                                 134,315,484      131,661,752
                                                                            ----------------------------------
Less:
   Allowance for loan losses                                                         254,763          254,763
   Unamortized loan fees                                                             937,250          964,726
   Undisbursed portion of loans in process                                         1,425,555        1,496,312
                                                                            ----------------------------------
                                                                                   2,617,568        2,715,801
                                                                            ----------------------------------
                                                                            $    131,697,916 $    128,945,951
                                                                            ==================================
   Weighted average yield for the year                                            7.99%            8.13%
                                                                            ==================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 3.     Loans Receivable (Continued)

The following sets forth information regarding the allowance for loan losses:


                                               1998         1997        1996
                                          --------------------------------------
Balance, beginning                        $    254,763 $    234,763 $    224,690
   Provisions charged to income                   -          20,000       10,073
                                          --------------------------------------
Balance, ending                           $    254,763 $    254,763 $    234,763
                                          ======================================

Loans are placed on nonaccrual status when the loan is contractually more than 90 days delinquent by establishing reserves for uncollected interest. When uncollected interest is subsequently received, the reserve is reduced and the interest is recorded as income. At September 30, 1998, 1997, and 1996 loans totaling $195,547, $173,336, and $309,666, respectively, were contractually delinquent 90 days or more. Interest income on these loans, which would have been recognized had the loans been amortized as scheduled, has been decreased by $4,085, $2,776 and $13,626 for the years ended September 30, 1998, 1997 and
1996.

Officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions in the ordinary course of business.

Aggregate loan transactions with related parties for the year ended September 30 were as follows:



                                                   1998             1997
                                            ------------------------------------
Beginning balance                           $        431,502 $        146,874
New loans                                             23,900          367,000
Repayments                                           (28,196)         (82,372)
                                            ------------------------------------
Ending balance                              $        427,206 $        431,502
                                            ------------------------------------

Maximum balance during the year             $        451,996 $        442,668
                                            ====================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 4. Property and Equipment

Property and equipment are summarized as follows:


                                                    1998             1997
                                            ----------------------------------
Land                                        $        150,972 $        150,972
Buildings                                            736,215          722,506
Furniture and equipment                              323,834          264,266
                                            ----------------------------------
                                                   1,211,021        1,137,744
Accumulated depreciation                            (861,831)        (830,950)
                                            ----------------------------------
                                            $        349,190 $        306,794
                                            ==================================

Depreciation expense was $30,881, $36,504 and $42,428 for the years ended September 30, 1998, 1997 and 1996, respectively.


Note 5. Deposits

Deposits consist of the following:

                                                             1998             1997
                                                      ----------------------------------

Passbook accounts, 3.00% (3.00% in 1997)              $     13,095,540 $     12,991,011
NOW accounts, 2.75% (2.75% in 1997)                            114,151          132,743
Super NOW accounts, 4.00% (4.00% in 1997)                       52,881          107,637
Money market accounts, 4.00% (4.00% in 1997)                12,927,837       13,984,393
                                                      ----------------------------------
                                                            26,190,409       27,215,784
                                                      ----------------------------------
Certificates:
   3.00% and below                                                  --        1,507,374
   3.01% - 5.00%                                             4,318,545        2,310,535
   5.01% - 7.00%                                            79,496,537       80,782,589
   7.01% and above                                             425,449          791,670
                                                      ----------------------------------
                                                            84,240,531       85,392,168
                                                      ----------------------------------
Accrued interest on deposits                                    28,840           33,941
                                                      ----------------------------------
                                                      $    110,459,780 $    112,641,893
                                                      ----------------------------------
Weighted average cost of funds for the year                      5.03%            4.91%
                                                      ==================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 5.     Deposits (Continued)

Certificate accounts are summarized by maturity at September 30, 1998 as follows:

                                   1999            2000         2001      Thereafter          Total
                            ----------------------------------------------------------------------------
3.00% and below             $            - $           - $            - $            - $              -
3.01% - 5.00%                    3,384,780       933,765                                      4,318,545
5.01% - 7.00%                   60,227,283     7,000,882      8,259,410      4,008,962       79,496,537
7.01% and above                     52,694       203,488         35,520        133,747          425,449
                            ----------------------------------------------------------------------------
                            $   63,664,757 $   8,138,135 $    8,294,930 $    4,142,709 $     84,240,531
                            ============================================================================

The aggregate amount of certificates of deposit included in the table above with a balance of $100,000 or more is shown below:

Maturity                                                           Amount
-------------------------------------------------------------------------------
Less than 3 months                                            $      2,785,520
4 to 12 months                                                       5,346,924
More than 12 months                                                  3,228,381
                                                              -----------------
                                                              $     11,360,825
                                                              =================

Eligible deposits are insured to $100,000 by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation
(FDIC).


Note 6.  Special SAIF Assessment

On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment of $792,868 was equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995 and was accrued as of September 30, 1996.


Note 7.  Deferred Compensation

A deferred compensation plan exists for directors, whereby in return for deferring directors fees for five years, the directors will be paid specified amounts during a five or ten year period following the date that the director becomes 65 years of age. Life insurance policies have been purchased, with the Association named as beneficiary, to fund the benefits. Total expense related to the Plan was approximately $38,000, $40,000 and $64,000 for 1998, 1997 and 1996,
respectively.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 8.  Employment Agreements

Employment agreements exist with four key executive officers to ensure a stable and competent management base. The agreements provide for a three-year term, but upon each anniversary, the agreements, upon approval by the Board of Directors, may extend so that the remaining term shall be three years. The agreements provide for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive vested rights, including compensation, for the remaining term of the agreements. In the event of a change in control of the Association and termination of the officers, as defined in the agreement, the officers will receive a lump sum equal to 2.99 times their average salary paid during the prior five years.


Note 9.  Employee Stock Ownership Plan

The Association has established an employee stock ownership plan ("ESOP") to benefit substantially all employees. The ESOP originally purchased 260,000 shares of common stock in the Conversion with the proceeds of a loan from the Corporation.

The Corporation's note receivable is repaid based upon one principal installment of $65,000 on June 30, 1996, nine principal installments of $260,000 on June 30th of each year through June 2005, and one final principal installment of $195,000 on March 31, 2006. Interest is based upon prime, which will be adjusted and paid quarterly. The note may be prepaid without penalty. During 1998 and 1997 the ESOP made principal payments of $260,000, respectively. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Association in amounts sufficient to retire the debt. At September 30, 1998 and 1997, the outstanding balance of the note receivable is $1,950,000 and $2,210,000, respectively, and is presented as a reduction of stockholders' equity.

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

Expense  of  $434,460,  $442,325  and  $170,365  during  1998,  1997  and  1996, respectively, has been incurred in connection with the ESOP. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $174,460, $182,325 and $40,365, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP for 1998, 1997 and 1996, respectively. This amount has been credited to paid-in capital.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 9.     Employee Stock Ownership Plan (Continued)

At September 30, 1998 and 1997, 65,000 and 39,000 shares held by the ESOP have been released or committed to be released to the plan's participants. The fair value of the unallocated shares amounted to approximately $2.5 million and $4.5 million at September 30, 1998 and 1997, respectively.


Note 10.  Restricted Stock Plan

Under the Restricted Stock Plan ("RSP"), 171,925 shares of common stock are authorized for grant to directors and key employees and vest evenly over a 5 year period, which commenced in October, 1997. Management intends to provide funds to the restricted stock plan trust fund in order for the trust to acquire common stock in open market purchases. For the years ended September 30, 1998 and 1997, expense associated with the RSP was approximately $552,000 and $530,000, respectively.


Note 11.  Stock Option Plan

Under a stock option for directors and key employees, 429,812 options with an exercise price of $14.94 per share were granted in October, 1996. The options will become exercisable at the rate of 20% annually for five years during such periods of service and expire after ten years. The exercise price is equal to the market value of the stock at the date of the grant. At September 30, 1998, 85,962 options were exercisable under the plan. No options have been exercised or forfeited.

Grants of options under the plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. However, had compensation cost been recorded based on the fair value of awards at the grant date ($3.92 per share), the pro forma impact on net income and basic and diluted earnings per share would have been approximately $210,000 or $.05 (basic) and $.05 (diluted) per share for years ended September 30, 1998 and 1997, respectively.

The fair value is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend rate of 3.22%; a risk-free interest rate of 5.88%; an expected life of 7 years; and price volatility of 19.1%.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 12.  Pension Plan

A defined benefit pension plan is in effect covering substantially all employees who qualify under length of service and other requirements. Under the plan, retirement benefits are based on years of service and average earnings. The policy is to fund an amount allowable for federal income tax purposes. Plan assets consist primarily of savings deposits maintained at the Association and common stock of the Corporation. The following table sets forth the plan's funded status at September 30, 1998 and 1997:

                                                                                   1998             1997
                                                                            ----------------------------------
Actuarial present value of benefit obligation:
   Vested                                                                   $      (854,279) $      (895,418)
   Nonvested                                                                         (2,386)          (1,877)
                                                                            ----------------------------------
Accumulated benefit obligation                                                     (856,665)        (897,295)
Effect of projected future compensation levels                                     (192,911)        (379,435)
                                                                            ----------------------------------
Projected benefit obligation                                                     (1,049,576)      (1,276,730)
Market value of plan assets                                                       1,132,452        1,211,444
                                                                            ----------------------------------
Projected benefit obligation in (over/under) plan assets                             82,876          (65,286)
Unrecognized net transition assets                                                  (15,227)         (17,764)
Unrecognized prior service cost                                                     (55,919)         (60,579)
Unrecognized loss                                                                   189,348          334,889
                                                                            ----------------------------------
Prepaid pension asset included in other assets                              $       201,078  $       191,260
                                                                            ==================================


The components of pension costs charged to expense for 1998, 1997 and 1996 consisted of the following:


                                                                1998              1997           1996
                                                         --------------------------------------------------
Service cost for benefits earned during period           $         52,143 $         57,422 $        53,280
Interest cost on projected benefit obligation                      77,624           80,243          86,620
Return on plan assets                                             (88,822)         (82,045)        (69,639)
Net amortization and deferral                                      (2,190)           9,690          13,754
                                                         --------------------------------------------------
Net periodic pension cost                                $         38,755 $         65,310 $        84,015
                                                         ==================================================

In determining the projected benefit obligation at September 30, 1998, 1997 and 1996, the weighted average discount rate was 7%, 8% and 7% respectively, and expected long-term rate of return on plan assets was 7.5%, 8% and 7%, respectively. The assumed rate of increase in future compensation levels was 4.0% in 1998, 4.0% in 1997 and 4.5% in 1996 in determining net periodic cost for all periods presented.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 13.  Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of financial instruments at September 30, 1998 and 1997. See Note 1 for a description of accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.


                                                      1998                             1997
                                       ------------------------------------------------------------------
                                            Carrying           Fair           Carrying         Fair
                                            Amount             Value           Amount          Value
                                       ------------------------------------------------------------------
Financial assets:
   Cash and short-term cash
      investments                      $     27,989,356 $    27,989,356 $     29,969,640 $    29,969,640
   Federal funds sold                         1,473,000       1,473,000        3,118,000       3,118,000
   Investment securities held to
      maturity                                9,000,000       9,042,192       13,500,000      13,555,316
   Nonmarketable equity securities            1,144,700       1,144,700        1,170,889       1,170,889
   Loans receivable                         131,697,916     136,326,000      128,945,951     131,907,000
   Accrued interest receivable                  180,301         180,301          222,716         222,716
Financial liabilities:
   Deposits                                 110,459,780     110,801,249      112,641,893     112,688,725


Note 14.  Income Taxes

Under the Internal Revenue Code, a special bad debt deduction is allowed related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1996, the provisions of the Code permitted the deduction of a provision for bad debts based on 8% of taxable income before such deduction or actual loss experience. No bad debt deduction was taken in 1998, 1997 and 1996 due to limitations imposed by the Code. In addition, legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions in all future years. Future deductions will be permitted using an experience method.

The Association will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,078,000 over a six year period. The tax associated with the recaptured reserves is approximately $388,000. The recapture was scheduled to begin with the Association's 1997 tax year, but was delayed until 1999 as a result of the Association originating a certain level of residential mortgage loans. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 14.    Income Taxes (Continued)

At September 30, 1998 and 1997, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $3,631,000 for which no deferred taxes have been provided, because the Association does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is $1,307,000. In the future, if the Association does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Association's effective tax rate would be increased to the maximum percent under existing law.

Deferred income taxes consist of the following:

                                                                                   1998              1997
                                                                            ----------------------------------
Deferred tax assets:
   Deferred loan fees                                                       $         74,000  $        95,000
   Deferred compensation                                                             148,000          152,000
   Deferred RSP compensation                                                         208,000          208,000
   Allowance for loan losses                                                          88,000           88,000
   Other                                                                               6,000               --
                                                                            ----------------------------------
Total deferred tax assets                                                            524,000          543,000
                                                                            ----------------------------------

Deferred tax liabilities:
   Excess accumulated tax depreciation                                                29,000           25,000
   Federal Home Loan Bank stock basis                                                 96,000           96,000
   Excess pension plan contribution                                                   65,000           61,000
   Tax bad debt reserves                                                             388,000          388,000
                                                                            ----------------------------------
Total deferred tax liabilities                                                       578,000          570,000
                                                                            ----------------------------------
Net deferred tax assets (liabilities)                                       $        (54,000) $       (27,000)
                                                                            ==================================

Federal income tax expense was different from the amount computed by applying the federal income tax rate of approximately 34% to income before taxes. The reasons for the differences were as follows for the years ended September 30, 1998, 1997 and 1996:

                                                                 1998             1997             1996
                                                         ---------------------------------------------------
Income tax at the federal statutory rate                         34.00 %          34.00 %          34.00 %
State income taxes, net of federal benefit                        2.24             1.89             2.15
Other                                                             1.32             2.31            (1.47)
                                                         ---------------------------------------------------
                                                                 37.56 %          38.20 %          34.68 %
                                                         ===================================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 15.  Stockholders' Equity

On April 3, 1996, the Corporation completed and closed its stock offering. Gross proceeds from the sale of 4,038,125 shares (excluding the 260,000 shares purchased by the ESOP) amounted to $40,381,250 and were reduced by conversion costs of $1,254,389. The Corporation paid $20,863,430 for all the common stock of the Association, and retained the remaining net proceeds.

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

Subject to applicable law, the Board of Directors of the Corporation and the Association may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Corporation may depend upon dividend payments by the Association to the Corporation. Subject to regulations promulgated by the Office of Thrift Supervisor ("OTS"), the Association will not be permitted to pay dividends on its common stock, if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

In addition, as a Tier I institution, or an institution that meets all of its fully phased-in capital requirements, the Association may pay a cash dividend to the Corporation with notification, but without prior OTS approval, during a calendar year an amount not to exceed the greater of (i) 100% of the Association's net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. During 1998, 1997 and 1996, the Association paid $2,082,328, $1,718,574 and $629,819 in dividends to the Corporation, respectively.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



Note 15.    Stockholders' Equity (Continued)

The OTS promulgates capital regulations which require the Association to meet three separate capital standards; tangible capital of at least 1.5% of total assets, core capital of at least 4.0% of total assets and a risk-based capital requirement currently set at 8.0% of risk-weighted assets. A summary of the status of the capital requirements at September 30, 1998 is shown below:

                                                              Tangible          Core           Risk-Based
                                                              Capital          Capital          Capital
                                                            Requirement       Requirement     Requirement
                                                          --------------------------------------------------
Stockholders' equity (GAAP)                               $    60,332,576 $     60,332,576 $     60,332,576
Equity of Green Street Financial Corp                         (15,071,027)     (15,071,027)     (15,071,027)
General loan loss allowance                                             -                -          254,763
                                                          --------------------------------------------------
Regulatory capital                                             45,261,549       45,261,549       45,516,312
Minimum capital requirement                                     2,347,966        6,261,242        6,346,880
                                                          --------------------------------------------------
Excess regulatory capital                                 $    42,913,583 $     39,000,307 $     39,169,432
                                                          --------------------------------------------------

Home Federal's assets at September 30, 1998               $   156,531,047 $    156,531,047 $              -
Risk-weighted assets at September 30, 1998                              -                -       79,336,000
Capital as a percentage of assets:
   Actual                                                          28.92%           28.92%           57.37%
   Required                                                         1.50%            4.00%            8.00%
                                                          --------------------------------------------------
   Excess                                                          27.42%           24.92%           49.37%
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


Note  16.  Earnings Per Share

As required, SFAS No. 128 was adopted during the year ended September 30, 1998. This statement requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 16.     Earnings Per Share (Continued)

Accordingly, this presentation has been adopted for all periods presented. The basic and diluted weighted average shares outstanding for the years ended September 30 are as follows:

                                                                  1998            1997            1996
                                                           ------------------------------------------------
Weighted average shares outstanding                             4,238,604        4,298,125       4,298,125
Less unallocated ESOP shares                                     (208,000)        (234,000)       (247,000)
                                                           ------------------------------------------------
    Weighted average outstanding shares
       used for basic EPS                                       4,030,604        4,064,125       4,051,125
Plus incremental shares from assumed
   issuance of stock options                                       45,592           52,146              -
                                                           ------------------------------------------------
    Weighted average outstanding shares
       used for diluted EPS                                     4,076,196        4,116,271       4,051,125
                                                           ================================================


The earnings per share computation for 1996 is based on net income earned from the date of Conversion, April 3, 1996, to the end of the fiscal year.


Note 17.  Concentration of Credit Risk and Off-Balance-Sheet Risk

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

In addition to the undisbursed portion of loans in process, the Association had outstanding loan origination commitments of $1,852,300 and $2,137,000 at September 30, 1998 and 1997, respectively, primarily for the origination of fixed rate loans.

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 17.    Concentration of Credit Risk and Off-Balance-Sheet Risk (Continued)

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


Note 18.  Parent Corporation Financial Data

The following is a summary of the condensed financial statements of Green Street Financial Corp as of and for the year ended September 30, 1998 and 1997:

Condensed Balance Sheets
September 30, 1998 and 1997


                                                                                   1998            1997
-------------------------------------------------------------------------------------------------------------
Assets:
   Cash and short-term cash investments                                     $     16,114,829 $    19,203,612
   Accounts receivable, other                                                        318,667         217,035
   Investment in Home Federal                                                     45,001,549      44,647,749
                                                                            ---------------------------------
                                                                            $     61,435,045 $    64,068,396
                                                                            =================================
Liabilities and Stockholders' Equity:
   Liabilities:
      Dividends payable                                                     $      1,102,469 $     1,117,513
      Taxes payable                                                                        -           5,200
                                                                            ---------------------------------
                                                                                   1,102,469       1,122,713
                                                                            ---------------------------------
   Stockholders' equity:
      Common  stock,  no par value,  10,000,000  shares  authorized,
        issued and outstanding 4,083,219 shares (4,298,125 in 1997)                        -               -
      Additional paid-in capital                                                  61,708,564      64,973,891
      Unearned ESOP shares                                                        (1,950,000)     (2,210,000)
      Retained earnings                                                              574,012         181,792
                                                                            ---------------------------------
                                                                                  60,332,576      62,945,683
                                                                            ---------------------------------
                                                                            $     61,435,045 $    64,068,396
                                                                            =================================

GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 18.    Parent Corporation Financial Data (Continued)

Condensed Statements of Income
For the Years Ended September 30, 1998, 1997 and 1996

                                                                  1998             1997             1996
------------------------------------------------------------------------------------------------------------

Interest income                                           $      1,176,133 $     1,215,158 $        575,914
Equity in earnings of Home Federal                               2,125,499       2,088,235          797,447
Administrative expense                                           (148,550)       (165,124)         (47,376)
Income tax expense                                               (346,124)       (361,622)        (183,600)
                                                          --------------------------------------------------
Net income                                                $      2,806,958 $     2,776,647 $      1,142,385
                                                          ==================================================


GREEN STREET FINANCIAL CORP AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



Note 18.    Parent Corporation Financial Data (Continued)

Condensed Statements of Cash Flows
For the Years Ended September 30, 1998, 1997 and 1996

                                                                  1998            1997             1996
------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                             $      2,806,958 $     2,776,647 $      1,142,385
   Noncash income items:
      Equity in earnings of Home Federal                        (2,125,499)     (2,088,235)        (797,447)
   Change in assets and liabilities:
      Increase in accrued interest receivable                            -          25,732          (25,732)
      (Increase) decrease in accounts receivable other            (131,631)       (129,935)         (25,350)
      Increase (decrease) in income taxes payable                   (5,200)          5,200                -
                                                          --------------------------------------------------
        Net cash provided by operating activities                  544,628         589,409          293,856
                                                          --------------------------------------------------

Cash Flows from Investing Activities:
   Proceeds from maturity of investments                                 -       6,000,000                -
   Purchase of investments                                               -      (3,000,000)      (3,000,000)
   Upstream dividend from Home Federal                           2,082,328       1,718,574          629,819
   Initial investment in Home Federal                                    -               -      (20,863,430)
                                                          --------------------------------------------------
        Net cash provided by (used in)
           investing activities                                  2,082,328       4,718,574      (23,233,611)
                                                          --------------------------------------------------

Cash Flows from Financing  Activities:
   Payments received on note receivable from ESOP                  260,000         260,000          130,000
   Payment of dividends                                         (2,429,782)     (2,277,014)        (404,463)
   Proceeds received from common stock offering                          -              -        39,126,861
   Purchase of common stock                                     (3,545,957)             -                 -
                                                          --------------------------------------------------
        Net cash provided by (used in)
           financing activities                                 (5,715,739)     (2,017,014)      38,852,398
                                                          --------------------------------------------------
Net increase (decrease) in cash                                 (3,088,783)      3,290,969       15,912,643
   Cash, beginning                                              19,203,612      15,912,643                -
                                                          --------------------------------------------------
   Cash, ending                                           $     16,114,829 $    19,203,612 $     15,912,643
                                                          --------------------------------------------------

Supplemental Disclosure of Noncash
  Financing Activities:
   Dividends declared and accrued                         $      1,102,469 $     1,117,513 $      1,074,531
                                                          ==================================================

                            COMMON STOCK INFORMATION


The table below reflects the stock trading and dividend payment frequency of the Corporation for each quarter completed in the period October 1, 1996 through September 30, 1998. The Corporation's common stock is quoted on the Nasdaq National Market under the symbol "GSFC". For further information regarding the Corporation's dividend policy, please refer to Note 15 of the Notes to Consolidated Financial Statements. Stock price reflects bid prices between broker-dealers, prior to any markups, markdowns or commissions.

                                             Dividends                     Stock Price
                                    ---------------------------  ---------------------------------
                                      Regular        Special          High           Low
                                    ---------------------------  ---------------------------------
1998:
First Quarter                     $      0.11       $      -     $      21 1/8     $      17 1/4
Second Quarter                           0.11              -               19                17
Third Quarter                            0.12              -           18 3/4            14 1/2
Fourth Quarter                           0.12             0.15             15            11 3/4

1997:
First Quarter                     $      0.10       $      -           16 1/8     $      14 3/4
Second Quarter                           0.10              -               19            15 1/4
Third Quarter                            0.11              -           18 1/8                17
Fourth Quarter                           0.11             0.15         21 1/4            17 1/8


                         QUARTERLY RESULTS OF OPERATIONS

                                                           Quarter Ended
                                ----------------------------------------------------------------------
                                  December 31          March 31         June 30         September 30
                                ----------------------------------------------------------------------
1998:
Interest income                 $     3,341,542   $     3,294,109   $     3,272,764   $     3,192,210
Interest expense                      1,459,877         1,393,714         1,367,282         1,388,287
Net interest income                   1,881,665         1,900,395         1,905,482         1,803,923
Net income                              689,041           692,409           700,875           724,633
Basic earnings per share                   0.17              0.17              0.17              0.19
Diluted earnings per share                 0.17              0.17              0.17              0.19

1997:
Interest income                 $     3,255,678   $     3,204,976   $     3,247,834   $     3,309,031
Interest expense                      1,368,773         1,311,896         1,315,246         1,381,503
Net interest income                   1,886,905         1,893,080         1,932,588         1,927,528
Net income                              639,991           685,887           728,044           722,725
Basic earnings per share                   0.16              0.17              0.18              0.18
Diluted earnings per share                 0.16              0.17              0.18              0.17


                              CORPORATE INFORMATION


                                                 EXECUTIVE OFFICERS
                                                 ------------------

           H. D. Reaves, Jr.                         John C. Pate                         John M. Grantham
               President                         Senior Vice President                  Senior Vice President

          Jerry L. Robertson                     Anthony R. Strickland                       Allen Lloyd
       Vice President/Treasurer                     Vice President                    Vice President/Secretary


                                                     DIRECTORS
                                                     ---------

       R. O. McCoy, Jr. Chairman                   H. D. Reaves, Jr.                        John C. Pate
      Realtor, McLean Real Estate                  Executive Officer                      Executive Officer

         Norwood E. Bryan, Jr.                     John M. Grantham                     Joseph H. Hollinshed
 President, Bryan Pontiac-Cadillac Co.             Executive Officer             Co-owner, Cape Fear Building Supply

             Henry Hutaff                             Henry Holt                            Robert G. Ray
   Executive, Coca-Cola Bottling Co.            President, Holt Oil Co.            President, Rose, Ray, O'Connor,
                                                                                       Manning & McCauley, PA


          STOCK TRANSFER AGENT                                                           SPECIAL LEGAL COUNSEL
          --------------------                                                           ---------------------

  American Stock Transfer & Trust Co.                                             Malizia, Spidi, Sloane & Fisch, PC
       40 Wall Street 46th Floor                                                           1301 K Street NW
           New York, NY 10005                                                            Washington, DC 20005


          LOCAL LEGAL COUNSEL                                                            INDEPENDENT AUDITORS
          -------------------                                                            --------------------

          Rose, Ray, O'Connor,                                                          McGladrey & Pullen, LLP
         Manning & McCauley, PA                                                          2418 Blue Ridge Road
            214 Mason Street                                                               Raleigh, NC 27605
         Fayetteville, NC 28301

                                                 CORPORATE OFFICE
                                                  241 Green Street
                                               Fayetteville, NC 28301


                      FORM 10-K                                         ANNUAL MEETING

A copy of Form 10-K as filed  with the  Securities     The 1999 annual meeting of stockholders of Green
and Exchange  Commission will be furnished             Street Financial Corp will be held at  5:15 pm on
without charge  to  the  Corporation's stockholders    January 27, 1999 at the Corporation's corporate
upon written request to Green Street Financial         office at 241 Green Street, Fayetteville, N.C.
Corp P.O. Box 1540, Fayetteville, N.C. 28302.